Exhibit 10.21

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into effective as of August 23, 2016, by and between TPG RE FINANCE 15, LLC, a Delaware limited liability company (“Borrower”), and BANK OF THE OZARKS (together with its successors and permitted assigns, “Lender”). For ease of reference the title of the various articles in this Agreement are provided hereinbelow:

Article I	Definition of Terms
Article II	The Loan
Article III	Allocations and Advances
Article IV	Warranties and Representations
Article V	Covenants of Borrower
Article VI	Reserves and Accounts
Article VII	Events of Default
Article VIII	Lender’s Disclaimers - Borrower’s Indemnities
Article IX	Miscellaneous
Article X	Affirmative Rights, Obligations and Negative Covenants

RECITALS

WHEREAS, PRH Fairwinds, LLC, a Florida limited liability company (the “Fee Owner”), is the fee simple owner of that certain property located at 2200-2222 North Ocean Boulevard, Fort Lauderdale, Florida, upon which Fee Owner (x) is developing approximately fifty-seven (57) Units and measuring, in the aggregate, approximately 162,888 sellable square feet, two hundred ninety-nine (299) parking spaces, approximately 26,384 rentable square feet of retail space (that includes a spa, two (2) restaurants, one of which to be operated by Auberge Resorts LLC and the other of which to be operated by a third party operator, and a “gourmet deli” space), two (2) swimming pools, an outdoor spa, a fitness center, a golf simulator room, a theater room, a children’s room, a cabana, a Napa room, a cigar room, a clubhouse room, a billiards area and a business center (the “Phase I Improvements”) and (y) plans to develop approximately one hundred fourteen (114) Units and measuring, in the aggregate, approximately 307,223 sellable square feet, and two hundred eight (208) parking spaces (the “Phase II Improvements”), each as more particularly described in the Underlying Loan Agreement, hereinafter defined (the improvements, as more particularly described therein, collectively, the “Project”);

WHEREAS, Fee Owner has requested and Borrower is concurrently herewith making (in its capacity as a lender), a mortgage loan to Fee Owner in the aggregate maximum principal amount of One Hundred Thirty-Two Million and No/100 Dollars ($132,000,000.00) (the “Underlying Mortgage Loan”), which Underlying Mortgage Loan is comprised of (i) a secured loan made in connection with the acquisition and construction of the Phase I Improvements in the maximum principal amount of Seventy-Four Million and No/100 Dollars ($74,000,000.00) (the “Underlying Phase I Loan”) and (ii) a secured loan made in connection with the acquisition and construction of the Phase II Improvements in the maximum principal amount of Fifty-Eight Million and No/100 Dollars ($58,000,000.00) (the “Underlying Phase II Loan”), Twenty-Two Million and No/100 Dollars ($22,000,000.00) of which will be advanced to finance the acquisition of the land upon which the Phase II Improvements will be constructed (the “Phase II Land Advance”) with Seventeen Million Eight Hundred Twenty-Four Thousand Fifteen and No/100 Dollars ($17,824,015.00) thereof to be advanced on the Closing Date (the “Phase II Initial Land Advance”). The Underlying Mortgage Loan (x) is evidenced by the Underlying Mortgage Loan Documents and secured by, among other things, the Mortgaged Property (each as defined herein) and (y) will be advanced by Borrower in accordance with the Underlying Loan Agreement (as defined herein) and used by Fee Owner to pay for costs in connection with the construction, development, operation and maintenance of the Project;

WHEREAS, Borrower has requested and Lender has agreed to make a loan to Borrower (the “Loan”) in the maximum principal amount of Ninety-Two Million Four Hundred Thousand and No/100 Dollars ($92,400,000.00) (the “Loan Amount”), which Loan Amount is comprised of (i) a loan made to leverage the Underlying Phase I Loan in the maximum principal amount of Fifty-One Million Eight Hundred Thousand and No/100 Dollars ($51,800,000.00) (the “Phase I Loan Amount”) and (ii) a loan made to leverage the Underlying Phase II Loan in the maximum principal amount of Forty Million Six Hundred Thousand and No/100 Dollars ($40,600,000.00) (the “Phase II Loan Amount”), including Lender’s Advance Percentage of the Phase II Land Advance (which is in the amount of Fifteen Million Four Hundred Thousand and No/100 Dollars ($15,400,000.00) with Lender’s Advance Percentage of the Phase II Initial Land Advance (which is in the amount of Twelve Million Four Hundred Seventy-Six Thousand Eight Hundred Eleven and No/100 Dollars ($12,476,811.00)) to be advanced on the Closing Date. The proceeds of the Loan will be used to make, pursuant to the terms hereof, periodic advances of the Underlying Mortgage Loan to Fee Owner together with other uses as set forth herein. The Loan (x) shall be secured by, among other things, a first priority security interest in the Underlying Mortgage Loan Documents (such Underlying Mortgage Loan Documents, as collaterally assigned from Borrower to Lender, the “Collaterally Assigned Underlying Loan Documents”) and (y) will be advanced by Lender in accordance with the terms hereof; and

WHEREAS, Lender has agreed to make the Loan to Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, and for the mutual and dependent covenants herein contained, Borrower and Lender do hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

Acceptable Accounting Standards: GAAP or other sound and accepted accounting standards approved by Lender in writing, applied on a basis consistent with that of previous statements and which completely and accurately disclose the financial condition (including all contingent liabilities required to be disclosed in accordance with GAAP) of the party at issue.

Accounts: As defined in Section 6.2 hereof.

Action Plan: As defined in Section 10.6(c) hereof.

Actual Return Amount: As defined in the Underlying Loan Agreement.

Adjusted Loan Balance: As of the date of calculation, the Outstanding Principal Balance plus any unfunded (and available) amounts under the Loan; provided, however, that if the conditions required by the Underlying Mortgage Loan to advance the Underlying Phase II Loan as set forth in Section 2.9.1 of the Underlying Loan Agreement are not satisfied on or prior to August 23, 2017, then any unfunded amounts attributable to the Phase II Loan Amount shall be excluded from the Adjusted Loan Balance.

Advance: A disbursement by Lender, whether by journal entry, deposit to Borrower’s account, check to a third party or otherwise of any of the proceeds of the Loan, the Borrower’s Deposit or the Shortfall Deposit.

Advance Conditions: As defined in Section 3.3 hereof.

Advance Percentage: Means Lender’s Advance Percentage or TPG’s Advance Percentage, as applicable.

Affiliate: When used with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise; provided, however, (x) in no event shall Lender be deemed an Affiliate of Borrower and (y) the definition of “Affiliate” with respect to Borrower, Guarantor and their respective subsidiaries shall be limited to TPG and subsidiaries that are controlled, directly or indirectly, by TPG.

Agreement: This Loan Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Appraisal: An appraisal of the Mortgaged Property, in form and substance satisfactory to Lender, prepared by an appraiser satisfactory to Lender, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and otherwise satisfying Section 2.5 hereof, in form and substance satisfactory to Lender, which appraisal shall be prepared at Borrower’s sole cost and expense. For the purposes of clarification, if and to the extent an Appraisal received by Borrower in connection with the Collaterally Assigned Underlying Loan satisfies the conditions set forth in this Agreement, such Appraisal shall be used for the purposes required herein.

Appraised Value: The fair market value of the Mortgaged Property (or any applicable portion thereof as required hereunder) as indicated by the Appraisal prepared by an appraiser designated by Lender, in Lender’s sole discretion, satisfying the requirements of Section 2.5 hereof; provided, however, that, subject to the provisions of Section 2.5, (i) Lender shall be entitled to obtain a new or updated Appraisal in any instance when the Appraised Value is to be determined hereunder, and (ii) the cost of any such new or updated Appraisal is to be borne solely by Borrower.

Approved Action Plan: An Action Plan that has been approved by the Lender pursuant to Section 10.6(d).

Assignee: As defined in Section 9.3 hereof.

Borrower Equity: As defined in Section 2.6 hereof.

Borrower Financial Certification: That certification by Borrower in the form attached hereto as Exhibit C.

Borrower Phase I Equity: As defined in Section 2.6 hereof.

Borrower Phase II Equity: As defined in Section 2.6 hereof.

Borrower’s Deposit: A reserve account established to deposit cash amounts as Lender may deem necessary for Borrower to deposit with it in accordance with the provisions of Section 3.6(a) of this Agreement.

Business Day: A weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in New York, New York are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

Call Protection Payment: Means, if the Actual Return Amount is less than the Minimum Return Amount, an amount equal to (x) the Minimum Return Amount minus (y) the Actual Return Amount.

Carveout Guaranty: That certain Guaranty (Carveout) dated of even date herewith by Guarantor in favor of Lender, as the same from time to time may be amended, restated, supplemented or otherwise modified.

Cash Management Account: As defined in the Cash Management Agreement.

Cash Management Agreement: As defined in the Underlying Loan Agreement.

Change Order: As defined in the Underlying Loan Agreement.

Clearing Account: As defined in the Underlying Loan Agreement.

Closing Date: The date hereof.

Code: The Uniform Commercial Code, as amended from time to time, in effect in the State of New York.

Collateral: All of Borrower’s rights, title and interest in the Collaterally Assigned Underlying Loan Documents together with all attendant rights, titles, liens, assignments and interests (including, without limitation, general security interests and Borrower’s security interest in the Accounts, Reserve Funds, the Escrow Deposit Account and the Unit Sale Contract Deposits (as each are defined in the Underlying Loan Agreement)), together with all proceeds, increases, substitutions, products, offspring, accessions and attachments thereof, including all rights to payment of principal, interest and other amounts on the Underlying Mortgage Note and including any letters of credit.

Collateral Assignment: That certain Collateral Assignment of Mortgage, Assignment of Leases, Rents, Notes, Liens and Loan Documents, dated as of even date herewith, executed by Borrower for the benefit of Lender, as may hereafter be amended, modified, supplemented, restated, extended or renewed and in effect from time to time, pursuant to which Borrower collaterally assigns its interest in the Collaterally Assigned Underlying Loan Documents to Lender as security for the Loan.

Collaterally Assigned Underlying Loan Documents: As defined in the Recitals.

Condominium Documents: As defined in the Underlying Loan Agreement.

Constituent Party: Any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust or other type of business association or legal entity that signs on Borrower’s or Guarantor’s behalf.

Contingency: As referenced in the Underlying Loan Agreement.

Contractor: As defined in the Underlying Loan Agreement.

Cure Period: As defined in Section 7.1(b) hereof.

Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts or similar laws affecting the rights of creditors.

Default: Any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

Default Rate: The rate of interest specified in the Note to be paid by Borrower upon the occurrence and during the continuance of an Event of Default but in no event in excess of the Maximum Lawful Rate.

Defaulted Amount: As defined in Section 7.2(b).

Deficiency: As defined in Section 3.6(a).

Disposition: Any sale, lease (except as expressly permitted pursuant to the Loan Documents), exchange, assignment, conveyance, transfer, pledge, trade or other disposition of all or any part of the Collateral (or any interest therein), except as permitted under Section 10.2(b) hereof, or all or any part of the beneficial ownership interest including, without limitation ownership interests or control interests, held directly or indirectly, in Borrower (if Borrower is a corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity).

Draw Request: A request by Borrower for an Advance under the Loan.

Draw Request Form: The form of Draw Request attached hereto as Exhibit A, which Draw Request shall affix a properly executed and completed Fee Owner Draw Request for the corresponding advance under the Underlying Mortgage Loan.

Elective Protective Advance: As defined in Section 10.5 hereof.

Eligible Institution: As defined in the Underlying Loan Agreement.

Eligible Transferee: A Person that is (a) an institution that is a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder and is (b) (i) a commercial bank organized under the Laws of the United States, or any state thereof, and having (x) total assets in excess of $2,000,000,000 and (y) a combined capital and surplus of at least $500,000,000; (ii) a commercial bank, landesbank or mortgage bank organized under the Laws of any other country which is a member of OECD, or a political subdivision of any such country, and having (x) total assets in excess of $2,000,000,000 (or the equivalent thereof in another currency) and (y) a combined capital and surplus of at least $500,000,000 (or the equivalent thereof in another currency), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the Laws of any state of the United States, or organized under the Laws of any country and licensed as a life insurer by any state within the United States and having admitted assets of at least $2,000,000,000; (iv) a nationally recognized investment banking company, or an Affiliate thereof organized under the Laws of any state of the United States, and licensed or qualified to conduct such business under the Laws of any such state and any such entity having (1) total assets of at least $2,000,000,000 and (2) a net worth of at least $500,000,000; or (v) a real estate investment fund customarily involved in making or holding commercial real estate loans, or an Affiliate thereof organized under the Laws of any state of the United States, and licensed or qualified to conduct such business under the Laws of any such state and any such entity having (1) total assets of at least $2,000,000,000 and (2) a net worth of at least $500,000,000.

ERISA: The Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended, and any and all successor statutes thereof.

Escrow Account: An account held by Servicer into which Advances and TPG Advances shall be deposited and disbursed by Servicer in accordance with the Servicing Agreement.

Event of Default: Any happening or occurrence described in Section 7.1 hereof.

Exit Fee: As defined in the Note.

Extension Fee: A fee in the amount equal to the product of (x) in connection with the First Extension Option, one-quarter of one percent (0.25%) multiplied by the Adjusted Loan Balance or (y) in connection with the Second Extension Option, one-half of one percent (0.50%) multiplied by the Outstanding Principal Balance or the Adjusted Loan Balance, as applicable, in each case, paid by Borrower to Lender pursuant to the applicable provisions of this Agreement in consideration for the extension of the Loan.

Extension Options: Collectively, the First Extension Option and the Second Extension Option.

Extension Periods: Collectively, the First Extension Period and the Second Extension Period.

Extension Request: As defined in Section 2.3(a) hereof.

Fee Owner: As defined in the Recitals.

Fee Owner Default: A “Default” as defined in the Underlying Loan Agreement.

Fee Owner Draw Request: The “Draw Request” as defined in the Underlying Loan Agreement pursuant to which Fee Owner requests an advance under the Underlying Mortgage Loan from Borrower, together with all required documentation and supporting information submitted in connection therewith.

Fee Owner Equity: As defined in Section 2.6 hereof.

Fee Owner Event of Default: An “Event of Default” as defined in the Underlying Loan Agreement.

Fee Owner Exit Fee: The “Exit Fee” as defined in the Underlying Loan Agreement.

Final Completion: As defined in the Underlying Loan Agreement.

Financing Statement: The financing statement or financing statements (on Standard Form UCC-1 or otherwise) identifying Borrower as “debtor” or as “borrower” or similar in connection with the Loan Documents.

First Extended Maturity Date: The date that is the earliest of (i) August 23, 2020 or (ii) the maturity of the Underlying Mortgage Loan as set forth in the Collaterally Assigned Underlying Loan Documents, as may be amended in accordance with the terms hereof, or (iii) such earlier date on which the Lender accelerates payment of the Indebtedness evidenced by the Note pursuant to the provisions of the Loan Documents.

First Extension Option: As defined in Section 2.3 hereof.

First Extension Period: A period commencing on the day after the Original Maturity Date and ending on the First Extended Maturity Date.

Funding Guaranty: That certain Funding Guaranty Agreement dated of even date herewith by Guarantor in favor of Lender, as the same from time to time may be amended, restated, supplemented or otherwise modified.

GAAP: Generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in preceding periods.

Government Lists: As defined in Section 4.19.

Governmental Authority: Any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) or for any quasi-governmental units (development districts or authorities).

Gross Revenue: As defined in the Underlying Loan Agreement.

Guarantor: TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company and any other party guaranteeing the repayment of all or any part of the Indebtedness, the satisfaction of, or continued compliance with, all or any part of the Obligations, or both.

Guarantor Financial Covenants: Those certain net worth and liquidity covenants of Guarantor set forth in the Guaranty.

Guaranty (individually and/or collectively as the context may require): The Carveout Guaranty, the Funding Guaranty, and all other instruments of guaranty, if any, now or hereafter in effect from Guarantor to Lender guaranteeing the repayment of all or any part of the Indebtedness, the satisfaction of, or continued compliance with, all or any portion of the Obligations or both, as the same from time to time may be amended, restated, supplemented or otherwise modified.

Guaranty Application Event: A determination in the reasonable judgment of Lender that, following a Casualty or Condemnation (as each are defined in the Underlying Loan Agreement), the Project cannot be restored or constructed to an economic unit no less valuable than the same was originally intended pursuant to the terms hereof and the Underlying Loan Agreement prior to the date that is three (3) months prior to the Maturity Date.

Improvements: Any and all improvements of any kind or nature, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof, including, without limitation, the Project.

Indebtedness: (i) The principal of, interest on or other sums evidenced by the Note or the Loan Documents; (ii) any other amounts, payments, premiums, liabilities or obligations payable under the Loan Documents; and (iii) any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements and extensions thereof, it being contemplated by Borrower and Lender that Borrower may hereafter become indebted to Lender in further sum or sums.

Initial Phase I Borrower Equity: As defined in Section 2.6 hereof.

Initial Phase II Borrower Equity: As defined in Section 2.6 hereof.

Inspecting Person: Either the “Construction Consultant” as defined in the Underlying Loan Agreement or, upon the occurrence and during the continuance of an Event of Default, a Person designated by Lender from time to time who may inspect the Land and the Improvements from time to time for the benefit of Lender.

Interest Allocation: As defined in Section 3.5(b) hereof.

Interest Charges: As defined in Section 3.5(b) hereof.

Interest Rate Cap Agreement: As defined in the Underlying Loan Agreement.

Land: That certain land owned by Fee Owner located in Broward County, Florida as more particularly described in the Underlying Mortgage.

Lease: As defined in the Underlying Loan Agreement.

Legal Requirements: Any and all (i) present and future judicial decisions, statutes, laws, rulings, rules, regulations, orders, writs, injunctions, decrees, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower, any Constituent Party, Guarantor or the Collateral; or (ii) presently or subsequently effective bylaws and articles of incorporation, operating agreement and articles of organization or partnership, limited partnership, joint venture, trust or other form of business association agreement of Borrower or Guarantor.

Lender Non-Utilization Fee: Means the Non-Utilization Fee (as defined in the Underlying Loan Agreement) (x) multiplied by the Lender’s Percentage (y) multiplied by a fraction, the numerator of which is 0.045 and the denominator of which is 0.075.

Lender’s Advance Percentage: Means seventy percent (70%).

Lender Defaulted Amount: Any amount of any Total Loan Advance and/or a Protective Advance that Lender is obligated to fund hereunder but fails to fund as required pursuant to this Agreement.

Loan: As defined in the Recitals.

Loan Allocation(s): The line items set forth in the Project Budget for which Advances of Loan proceeds will be made (including, without limitation, the Special Allocations).

Loan Amount: As defined in the Recitals.

Loan Documents: This Agreement, the Underlying Note Allonge, the Note, the Collateral Assignment, the Recordable Assignments, the Omnibus Assignment, the Guaranty and any and all other agreements, documents, certificates, and instruments now or hereafter executed by Borrower, Guarantor or any other Person or party in connection with the Loan evidenced by the Note or in connection with the payment of the Indebtedness or the performance and discharge of the Obligations, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof and thereof.

Loan-to-Value Ratio: The ratio (as determined by Lender), as of any date, of (i) the Adjusted Loan Balance on such date to (ii) fifty percent (50%) of the Appraised Value of the Mortgaged Property as of such date. Lender’s calculation of the Loan-to-Value Ratio shall be final absent manifest error.

LTV Compliance Amount: An amount that, if applied in reduction of the Adjusted Loan Balance, would cause the Loan-to-Value Ratio to be not greater than thirty-five percent (35%).

Major Contract: As defined in the Underlying Loan Agreement.

Material Adverse Change: Any event, circumstance, fact, condition, development or occurrence that has had or would reasonably be expected to have a material and adverse effect on any of: (i) the business, operations, financial condition or assets of Borrower and Guarantor in the aggregate; (ii) the ability of Guarantor to satisfy the Guarantor Financial Covenants; (iii) the ability of Borrower or Guarantor to pay the Indebtedness or perform its monetary obligations or material non-monetary obligations under any Loan Document; or (iv) the validity, enforceability or binding effect of any of the Loan Documents or the Underlying Mortgage Loan Documents.

Maturity Date: The Original Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date, the expiration of the Remedy Extension Period or the Replacement Loan Maturity Date, as applicable, or such earlier date on which the Lender accelerates payment of the Indebtedness evidenced by the Note pursuant to the provisions of the Loan Documents.

Maturity Default: A Fee Owner Event of Default under the Underlying Mortgage Loan caused solely by Fee Owner’s failure to pay all sums under the Underlying Mortgage Loan Documents which are payable on the stated “Maturity Date” thereunder which, for the purposes of clarification, shall include a Maturity Date established by declaration of acceleration.

Maximum Lawful Rate: The maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of New York (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under New York law), taking into account all charges made in connection with the transaction evidenced by the Note and the other Loan Documents. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under New York law, Lender will rely on United States federal law instead of New York law for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Minimum Return Amount: Means (1) in the event the Phase II initial construction advance is made under the Underlying Loan Agreement, the difference between (a) $96,789,000 and (b) the difference between (i) $92,400,000 and (ii) the aggregate amount of all advances made under the Loan Documents or (2) in the event that the Phase II initial construction advance is not made under the Underlying Loan Agreement, the difference between (a) $70,392,000 and (b) the difference between (i) $67,200,000 and (ii) the aggregate amount of all advances made under the Loan Documents.

Mortgaged Property: Collectively, that certain real and personal property which serves as security for the Underlying Mortgage Loan, including the Land and the Improvements, and as more particularly described in the Underlying Mortgage.

Net Sales Proceeds: As defined in the Underlying Loan Agreement.

Note: That certain Promissory Note dated as of even date herewith in the principal sum of the Loan Amount (together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof) executed and delivered by Borrower payable to the order of Lender, evidencing the Loan.

Obligations: Any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any other Person or party to the Loan Documents to Lender or others as set forth in the Loan Documents.

OFAC: As defined in Section 4.19.

Omnibus Assignment: As defined in the Collateral Assignment.

Original Maturity Date: The date that is the earliest of (i) August 23, 2019, (ii) the maturity of the Underlying Mortgage Loan as set forth in the Collaterally Assigned Underlying Loan Documents or (iii) such earlier date on which the Lender accelerates payment of the Indebtedness evidenced by the Note pursuant to the provisions of the Loan Documents.

Origination Fee: The sum of Nine Hundred Twenty-Four Thousand and No/00 Dollars ($924,000.00) to be paid by Borrower to Lender pursuant to the applicable provisions of this Agreement.

Outstanding Principal Balance: The amount of principal then advanced and outstanding and payable by Borrower to Lender in accordance with the Note and this Agreement.

Patriot Act Offense: As defined in Section 4.23.

Payment Date: Means (i) with respect to regularly scheduled payments of interest, the first (1st) day of each and every calendar month during the term of the Loan and (ii) with respect to Net Sales Proceeds and Gross Revenue, the date required under Section 7.4 of the Underlying Loan Agreement; provided, however, to the extent any Payment Date with respect to clause (i) above should fall on a day which is not a Business Day, such Payment Date shall be deemed to be the immediately succeeding Business Day.

Percentage: Means (x) with respect to Lender, the ratio, expressed as a percentage, of the Outstanding Principal Balance to the Total Outstanding Principal Balance and (y) with respect to Borrower, the difference, expressed as a percentage, between 100% and the Lender’s percentage set forth in (x). On the date hereof, Lender’s Percentage is 70% and Borrower’s Percentage is 30%.

Permitted Change: A Change Order expressly permitted under Section 5.1.17(e) of the Underlying Loan Agreement.

Permitted Disposition: The Disposition of any direct or indirect interest in Borrower that:

(i) occurs by inheritance, devise, bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect ownership interest in Borrower; or

(ii) is to a trust, partnership or other entity for family estate planning purposes; or

(iii) constitutes an assignment of limited partner interests, limited liability company interests or other non-management beneficial ownership interests in Borrower so long as (a) TPG continues to own, whether directly or indirectly, one hundred percent (100%) of the limited liability company interests in Borrower, (b) TPG RE Finance Trust Management, L.P. or a replacement manager acceptable to Lender shall continue to manage TPG and its subsidiaries and control Borrower, and (c) such assignment does not result in (taking into consideration any previous assignments) a change in excess of forty-nine percent (49%) of the ultimate beneficial ownership interest in Borrower (subject to Lender’s credit review process described hereinbelow); or

(iv) a transfer in connection with a Qualifying IPO or the trading on a nationally recognized stock exchange of any securities or interests issued pursuant to such Qualifying IPO;

provided, however, in order for any such transfer of an interest to qualify as a Permitted Disposition (1) no Event of Default shall have occurred and remain outstanding or shall occur solely as a result of such Disposition, and (2) such Disposition must further (A) intentionally omitted, (B) not result (either singularly or in the aggregate with prior assignments) in any party as to which Lender has not undertaken its normal credit and/or regulatory review process with satisfactory results becoming an owner, directly or indirectly, in twenty-five percent (25%) or more of Borrower and (C) be the subject of written notice to Lender within ten (10) days of such assignment together with copies of all applicable assignment documents.

Person: Any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, firm, association, joint venture, trust or any other association or legal entity, including any public or governmental body, quasi-governmental body, agency or instrumentality, as well as any natural person.

Phase I Fee Owner Equity: As defined in Section 2.6 hereof.

Phase I Improvements: As defined in the Recitals.

Phase I Loan Amount: As defined in the Recitals.

Phase II Fee Owner Equity: As defined in Section 2.6 hereof.

Phase II Improvements: As defined in the Recitals.

Phase II Initial Land Advance: As defined in the Recitals.

Phase II Land Advance: As defined in the Recitals.

Phase II Loan Amount: As defined in the Recitals.

Pledged Collateral: Means the “Collateral”, as defined in the Underlying Pledge.

Prescribed Laws: Any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, orders and ordinances of any Governmental Authority relating to terrorism or money laundering, including, without limiting the generality of the foregoing, the USA Patriot Act; the Trading with the Enemy Act (50 U.S.C.A. App. 1 et seq.); the International Emergency Economic Powers Act (50 U.S.C.A. § 1701-06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”) and the United States Treasury Department’s Office of Foreign Assets Control list of “Specifically Designated Nationals and Blocked Persons” (as published from time to time in various mediums.)

Proceeds: Means the “Net Proceeds” as defined in the Underlying Loan Agreement.

Prohibited Sponsor Transferee: Means (i) Fee Owner or the Underlying Mortgage Guarantors or (ii) any Person that (x) directly or indirectly, owns five percent (5%) or more of Underlying Mortgage Guarantor or (y) controls, is controlled by or is under common control with Underlying Mortgage Guarantor.

Prohibited Transferee: As defined in Section 9.3(d).

Project: As defined in the Recitals.

Project Allocation(s): The line items set forth in the Project Budget for which advances of Underlying Mortgage Loan proceeds will be made by Borrower to or on behalf of Fee Owner.

Project Budget: The “Project Budget” defined in the Underlying Loan Agreement, which Project Budget shall be subject to the review and approval of Lender in Lender’s sole discretion.

Protective Advance: Means an Elective Protective Advance or a Required Protective Advance, as applicable.

Qualifying IPO: Any public offering involving the issuance of direct or indirect common equity interests in TPG or any Person to which the assets of TPG are contributed, including pursuant to an “UPREIT” structure, on a nationally recognized stock exchange in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering); provided that, (w) as a condition to such Qualifying IPO, Borrower remains in compliance with all of the provisions of this definition and this Agreement (including, without limitation, Section 5.14), (x) on or prior to the effective date of such Qualifying IPO, Guarantor reaffirms all of its obligations under the Guaranties or a Replacement Guarantor satisfies the Replacement Guarantor Conditions, (y) on or prior to the effective date of such Qualifying IPO, Borrower and Guarantor shall execute and deliver to Lender an amendment of this Agreement in form and substance reasonably acceptable to Lender modifying the terms, covenants and conditions of this Agreement as Lender may reasonably require to reflect the ownership structure of Borrower, Guarantor, TPG and their Affiliates after consummation of the Qualifying IPO including revisions to this definition and related definitions and (z) on or prior to the effective date of such Qualifying IPO, Borrower, Guarantor, TPG and their Affiliates shall have delivered to Lender opinions, organizational documents, and other customary deliveries as Lender may reasonably require, each in form and substance reasonably acceptable to Lender.

Rebalancing Reserve Account: As defined in the Underlying Loan Agreement.

Recordable Assignments: As defined in the Collateral Assignment.

Refundable Deficiency: As defined in Section 3.6(b).

Regulatory Authority: As defined in Section 2.5 hereof.

Remedy Extension Period: As defined in Section 2.3(b) hereof.

Replacement Guaranties: Means (x) replacement guaranties executed by a Replacement Guarantor in substantially the same form as the Underlying Guaranties, but excluding the “Payment Guaranty” and the “Perez Recourse Guaranty”, as such terms are defined in the Underlying Loan Agreement, and (y) a replacement environmental indemnity agreement executed by a Replacement Guarantor and Borrower in substantially the same form as the Underlying Environmental Indemnity Agreement, in each case with respect to acts or omissions first occurring from and after the date of the Replacement Mortgage Documents.

Replacement Guarantor: Means an Affiliate of Borrower approved by Lender in its sole discretion, provided that Lender shall not unreasonably withhold its consent to any Affiliate of Borrower that satisfies the Guarantor Financial Covenants.

Replacement Guarantor Conditions: Means each of the following terms and conditions shall be satisfied prior to, and as a condition precedent to the effectiveness of, a transfer in connection with a Qualifying IPO; provided that the following shall not apply if Guarantor reaffirms all its obligations under the Guaranties in connection with a Qualifying IPO:

(A) Borrower shall have delivered written notice to Lender of the proposed Replacement Guarantor not less than fifteen (15) days before the date on which such transfer is scheduled to close and, within five (5) days of Lender’s request, all such information concerning Replacement Guarantor as Lender shall reasonably require;

(B) Replacement Guarantor shall execute a replacement guaranty in favor of Lender, which shall be substantially in the form of the Funding Guaranty and Carveout Guaranty;

(C) Borrower, Guarantor and Replacement Guarantor shall execute, or cause to be executed, any amendments to the Loan Documents reasonably requested by Lender in connection with the replacement of Guarantor with Replacement Guarantor as contemplated herein;

(D) Replacement Guarantor shall have furnished to Lender, if Replacement Guarantor is a corporation, partnership, limited liability company or other entity, certified copies of all documents evidencing Replacement Guarantor’s organization and good standing, and the qualification of the signers to execute the guaranties set forth in (B) above, which documents shall include certified copies of all documents relating to the organization and formation of Replacement Guarantor and any resolutions necessary to establish the due authorization of Replacement Guarantor to enter into the applicable Replacement Guaranty;

(E) Replacement Guarantor shall have furnished to Lender all information reasonably requested by Lender in connection with, and sufficient to satisfy, the “know your customer” or other similar checks under all Legal Requirements applicable to Lender and either substantially consistent with the checks performed by Lender on (x) Guarantor in connection with the closing of the Loan or (y) other guarantors at the time of the Qualifying IPO.

(F) Replacement Guarantor shall furnish an opinion of counsel reasonably satisfactory to Lender and its counsel (i) that the guaranties set forth in (B) above and any other documents required under the definition of Replacement Guarantor Conditions have been duly authorized, executed and delivered and are valid, binding and enforceable against Replacement Guarantor in accordance with their respective terms, (ii) that Replacement Guarantor has been duly organized and are in existence and good standing, and (iii) with respect to such other matters as Lender may reasonably request; and

(G) Borrower shall have paid to Lender, concurrently with the closing of such transfer, all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with such transfer, the preparation and execution of the replacement guaranties and compliance with this Agreement.

Replacement Loan Maturity Date: The date that is the earliest of (i) one (1) year after the Replacement Mortgage Loan is made, or (ii) such earlier date on which the Lender accelerates payment of the Indebtedness evidenced by the note executed and delivered pursuant to the provisions of the replacement loan documents executed under the Replacement Mortgage Loan.

Replacement Mortgage Loan: As defined in Section 10.6(a) hereof.

Replacement Mortgage Documents: Means mortgage documents reasonably acceptable to Lender with Borrower or Borrower’s designee or assignee which are substantially similar to the Underlying Mortgage Loan Documents which, in any event, grant, convey and assign to Lender a first mortgage lien and security interest in and to the Mortgaged Property.

Required Protective Advance: As defined in Section 10.5.

Required Release Price: As defined in the Underlying Loan Agreement.

Return Differential: As defined in the Underlying Loan Agreement.

Second Extended Maturity Date: The date that is the earliest of (i) August 23, 2021 or (ii) the maturity of the Underlying Mortgage Loan as set forth in the Collaterally Assigned Underlying Loan Documents, as may be amended in accordance with the terms hereof, or (iii) such earlier date on which the Lender accelerates payment of the Indebtedness evidenced by the Note pursuant to the provisions of the Loan Documents.

Second Extension Option: As defined in Section 2.3 hereof.

Second Extension Period: A period commencing on the day after the First Extended Maturity Date and ending on the Second Extended Maturity Date.

Servicer: As defined in the Underlying Loan Agreement.

Servicing Agreement: That certain Servicing Agreement of even date herewith among Borrower, Lender, TPG Agent, and Hanover Street Capital LLC.

Servicing Fee: As defined in the Underlying Loan Agreement.

Shortfall: As defined in the Underlying Loan Agreement.

Shortfall Advance: As defined in the Underlying Loan Agreement.

Shortfall Deposit: As defined in Section 3.6(b).

Shortfall Rate: As defined in the Underlying Loan Agreement.

Sole Member: As defined in the Underlying Loan Agreement.

Special Allocation (individually or collectively, as the context so requires): The Underlying Loan Allocation and the Interest Allocation.

Subordinate Assignment: Any mortgage assignment, lien instrument, pledge, lien (statutory, constitutional or contractual), security interest, encumbrance or charge, conditional sale or other title retention agreement, covering all or any part of the Collateral executed and delivered by Borrower, the lien of which is subordinate and inferior to the lien of the Collateral Assignment.

Substantial Completion: As defined in the Underlying Loan Agreement.

Title Company: Chicago Title Insurance Company (and its issuing agent, if applicable) or such other title company reasonably acceptable to Borrower, issuing the Title Insurance, which shall be acceptable to Lender in its reasonable discretion.

Title Insurance: The loan title policy issued by the Title Company with Policy No. 5886-4-5591715-2016.7230609-96575649 in the aggregate maximum amount of the Underlying Mortgage Loan insuring or committing to insure that the Underlying Mortgage constitutes a valid lien covering the Land and Improvements subject only to those exceptions which Borrower approved, together with an endorsement insuring the collateral assignment of the lien of the Underlying Mortgage to Lender pursuant to the Collateral Assignment.

Total Loan Advance: The amount of an advance requested by Fee Owner pursuant to a Fee Owner Draw Request.

Total Outstanding Principal Balance: The aggregate amount of principal advanced by both Borrower and Lender and then outstanding.

TPG: TPG RE Finance Trust, Inc.

TPG Advance: An advance made by Borrower in an amount equal to TPG’s Advance Percentage of the Total Loan Advance.

TPG Agent: TPG RE Finance, LLC.

TPG Call Protection Payment: Means the Return Differential received under the Underlying Loan Agreement minus the Call Protection Payment (if applicable).

TPG Non-Utilization Fee: Means the non-utilization fee received under the Underlying Loan Agreement minus the Lender Non-Utilization Fee.

TPG Outstanding Principal Balance: The aggregate amount of principal then advanced and payable by Fee Owner to Borrower in accordance with the Underlying Loan Agreement less the portion of such amount Advanced by Lender pursuant to the terms hereof.

TPG’s Advance Percentage: Means thirty percent (30%).

Underlying Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement dated of even date with the Underlying Loan Note executed by Fee Owner and Underlying Mortgage Guarantors, guaranteeing the payment and performance of certain obligations with respect to environmental issues relating to the Mortgaged Property, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Underlying Guaranties: The “Guaranty”, the “Payment Guaranty” and “Guaranty of Completion” as each are defined in the Underlying Loan Agreement.

Underlying Interest Allocation: As defined in Section 3.5(b) hereof.

Underlying Interest Charges: Any interest due to Borrower on the Underlying Loan Agreement, the Underlying Mortgage Note and/or the other Underlying Mortgage Loan Documents, which shall equal one hundred percent (100%) of the interest due to Borrower thereunder less the amount of Interest Charges paid to Lender in connection herewith.

Underlying Loan Agreement: That certain Loan Agreement dated of even date with the Underlying Loan Note between Fee Owner, as borrower, TPG Agent, as administrative agent for the lenders and Borrower, as lender, which governs the terms of the Underlying Mortgage Loan, a true and correct copy of which is attached hereto as Exhibit B, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Underlying Loan Allocation: As defined in Section 3.5(a) hereof.

Underlying Loan Assignment of Leases and Rents: That certain Assignment of Leases and Rents executed by Fee Owner and delivered to TPG Agent, as administrative agent for Borrower and the other lenders, dated of even date with the Underlying Loan Note and submitted for recording on or about the date hereof with the recorder’s office in Broward County, Florida, assigning to Borrower all rents, leases, income, revenues, issues, profits and proceeds which may arise from the operation or ownership of the Mortgaged Property, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Underlying Loan Charges: As defined in Section 3.5(a) hereof.

Underlying Loan Note: That certain Promissory Note, dated as of the date hereof, in the original principal amount of One Hundred Thirty-Two Million and No/100 Dollars ($132,000,000.00) (together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof) executed by Fee Owner payable to Borrower.

Underlying Mortgage: That certain Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Notice of Future Advance dated of even date with the Underlying Loan Note executed by Fee Owner for the benefit of TPG Agent, as administrative agent for Borrower and the other lenders, and submitted for recording on or about the date hereof with the recorder’s office in Broward County, Florida, encumbering the Land and the Improvements as security for the Underlying Loan, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Underlying Mortgage Guarantors: PRH Investments, LLC, a Florida limited liability company, Jorge M. Perez, an individual (with respect to the Payment Guaranty and the Perez Recourse Guaranty only), and any other party guaranteeing the repayment of all or any part of the Underlying Mortgage Loan, the satisfaction of, or continued compliance with, all or any part of the obligations under the Collaterally Assigned Underlying Loan Documents, or both.

Underlying Mortgage Loan: As defined in the Recitals.

Underlying Mortgage Loan Documents: (i) The Underlying Loan Note, the Underlying Loan Agreement, the Underlying Mortgage, the Underlying Loan Assignment of Leases and Rents, the Underlying Guaranties, the Underlying Pledge (and the original membership certificates related thereto), the Underlying Environmental Indemnity Agreement, the Cash Management Agreement (ii) the Escrow Deposit Account Agreement, the Assignment of Contracts, the Assignment of General Contractor’s Agreement, the Assignment of Development Agreement, the Assignment of Sales Agency Contract, the Pledge Agreement Guaranty, the Account Control Agreement (as each are defined in the Underlying Loan Agreement), and (iii) such other agreements, documents and instruments now or hereafter executed by Fee Owner, Underlying Mortgage Guarantors or any other Person or party for the benefit of TPG Agent and/or Borrower in connection with the Underlying Mortgage Loan, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof or thereof.

Underlying Mortgage Loan Interest Charges: As defined in Section 6.1(a) hereof.

Underlying Mortgage Loan Reserve Accounts: Collectively, the following accounts, which may be sub-accounts of the Cash Management Account: the Borrower Operating Account, the Borrower Deposit Funds Account, the Carry Cost Account, the Interest Reserve Account, the Forfeited Deposit Reserve Account the Rebalancing Reserve Account and the Cash Collateral Account (as each are defined in the Underlying Loan Agreement) and all other accounts and subaccounts established pursuant to the Underlying Loan Agreement.

Underlying Mortgage Loan Reserves: The amounts deposited or to be deposited by Fee Owner in accordance with Article 7 of the Underlying Loan Agreement.

Underlying Note Allonge: That certain allonge in form and substance acceptable to Lender for attachment to the Underlying Loan Note by which Borrower endorses the Underlying Loan Note to Lender’s order.

Underlying Phase I Loan: As defined in the Recitals.

Underlying Phase II Loan: As defined in the Recitals.

Underlying Pledge: That certain Pledge and Security Agreement dated as of even date with the Underlying Loan Note between Sole Member, as pledgor, and TPG Agent, for the benefit of Borrower as lender, as pledgee, as the same may from time to time be amended, restated, supplemented or otherwise modified pursuant to the terms thereof and hereof.

Units: As defined in the Underlying Loan Agreement.

Unit Sale Contract Deposits: As defined in the Underlying Loan Agreement.

USA Patriot Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

Section 1.2. Additional Definitions. As used herein, the following terms shall have the following meanings: (i) “hereof,” “hereby,” “hereto,” “hereunder,” “herewith” and similar terms mean of, by, to, under and with respect to this Agreement or to the other documents or matters being referenced; (ii) “heretofore” means before, “hereafter” means after, and “herewith” means concurrently with the date of this Agreement; (iii) all pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require; (iv) “including” means including without limitation; (v) and all terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

ARTICLE II

THE LOAN

Section 2.1. Agreement to Lend. Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement, such sum to be evidenced by the Note. Borrower’s liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrower pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements. Lender shall, upon satisfaction of the Advance Conditions, disburse Loan proceeds by journal entry to pay interest and financing costs and disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement. Loan proceeds disbursed by Lender by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.

Section 2.2. Promise to Pay and Perform; Time of Essence. Borrower will pay the Indebtedness as and when specified in the Note and the other Loan Documents, and will perform and discharge all of the Obligations, in full and on or before the date same are required to be performed. Time is of the essence with respect to each and every promise, covenant or obligation of Borrower specified in the Loan Documents.

Section 2.3. Extension Options.

(a) In addition to Borrower’s rights under Section 2.3(b), Borrower shall, subject to satisfaction of the terms and conditions below, have two (2) successive options to extend the Original Maturity Date to (i) the First Extended Maturity Date, with respect to the first option (the “First Extension Option”), and (ii) the Second Extended Maturity Date, with respect to the second option (the “Second Extension Option”). An Extension Option shall be granted to Borrower only if all of the following conditions have been simultaneously satisfied as of the commencement date of the Extension Period (unless an earlier date is specified hereinbelow):

(1) Receipt by Lender of a written request of Borrower (in each instance, an “Extension Request”) given to Lender (i) in the case of the First Extension Option, not less than twenty (20) days prior to the Original Maturity Date but not more than ninety (90) days prior to the Original Maturity Date and (ii) in the case of the Second Extension Option, not less than twenty (20) days prior to the First Extended Maturity Date but not more than ninety (90) days prior to First Extended Maturity Date;

(2) payment to Lender in cash, of the Extension Fee;

(3) no monetary or material non-monetary Default for which Lender has given notice or no Event of Default shall have occurred and be then existing;

(4) either (x) no Material Adverse Change shall have occurred and be continuing or (y) if a Material Adverse Change exists, Lender has failed to give to Borrower notice of such Material Adverse Change within ten (10) days after receipt of an Extension Request;

(5) Lender shall have received an updated title report from the Title Company showing the Underlying Mortgage, as assigned to Lender pursuant to the Collateral Assignment, as a prior and paramount lien on the Mortgaged Property, that title to the Land is vested in Fee Owner and that no claim for mechanics’ or materialmen’s liens then encumber the Mortgaged Property;

(6) The Loan-to-Value Ratio of the Mortgaged Property (based on an updated or new Appraisal obtained not earlier than thirty (30) days prior to the applicable Maturity Date) does not exceed thirty-five percent (35%);

(7) the Fee Owner has satisfied all conditions to achieve extension of the Underlying Mortgage Loan pursuant to Section 2.6 of the Underlying Loan Agreement, and each such condition (together with any supporting information submitted by Fee Owner in connection therewith) has been reviewed and approved by Lender in its sole but reasonable discretion;

(8) the Underlying Mortgage Loan shall have been extended to the First Extended Maturity Date or Second Extended Maturity Date, as applicable;

(9) Borrower shall be in compliance with Section 3.6 hereof; and

(10) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such extension, including without limitation, underwriting, title and legal fees and costs.

Notwithstanding the foregoing or anything to the contrary contained herein, in the event the Mortgaged Property fails to satisfy the conditions set forth in subsection (6) immediately above, Borrower may, at its option, in order to satisfy such subsection, (x) prepay the Loan, (y) deliver to Lender cash or other additional collateral (acceptable to Lender in its sole but reasonable discretion) or (z) deliver a letter of credit (issued by an Eligible Institution and with terms acceptable to Lender in its reasonable discretion), in an amount equal to or greater than the LTV Compliance Amount (as applicable).

(b) Without limiting Borrower’s rights under Section 2.3(a) hereof, in the event there is a Maturity Default, Borrower shall have a one-time option to extend the Maturity Date by three (3) months (such extension, the “Remedy Extension Period”) provided that:

(1) Lender has received an Extension Request not less than five (5) Business Days after the applicable Maturity Date;

(2) other than with respect to the Maturity Default, no monetary or material non-monetary Default or Event of Default shall have occurred and be then existing;

(3) other than with respect to any Event of Default to repay the Loan on the Maturity Date, no Material Adverse Change shall have occurred;

(4) Borrower shall have entered into an Interest Rate Cap Agreement, or extended the existing Interest Rate Cap Agreement, for the additional three (3) month period;

(5) Borrower shall be in compliance with Section 3.6 hereof through the Maturity Date, as extended;

(6) Borrower shall, within ten (10) Business Days after the delivery of the Extension Request required in item (1) above, initiate and thereafter diligently pursue either (x) a sale of the Underlying Mortgage Loan to a confirmed, bona fide third-party purchaser with a sales price sufficient to repay, in full, the Indebtedness (and Borrower must repay, in full, the Indebtedness simultaneously with the closing of such sale), which sale shall be evidenced by an executed letter of intent provided to Lender within thirty (30) days after initiation of the sale of the Underlying Mortgage Loan, (y) foreclosure proceedings against the Mortgaged Property or a secured party sale of the Pledged Collateral, which satisfy the terms and conditions of Section 10.6 or (z) a loan restructure with Fee Owner which satisfies the terms and conditions of Section 10.6; and

(7) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such extension, including without limitation, underwriting, title and legal fees and costs.

In the event that Borrower so extends any Maturity Date for three (3) months as described in this Section 2.3(b) but has not foreclosed on the Mortgaged Property and/or entered into a loan restructuring and (i) Borrower has initiated and is diligently pursuing foreclosure proceedings against the Mortgaged Property (as confirmed by Lender in its reasonable discretion) and (ii) Borrower has paid to Lender, in cash, a fee equal to the product of one-quarter of one percent (0.25%) multiplied by the Adjusted Loan Balance, then the Remedy Extension Period may be extended by and additional period equal to the earlier of (x) six (6) months immediately following the Remedy Extension Period or (y) for so long as Borrower is diligently pursuing foreclosure proceedings against the Mortgaged Property (as confirmed by Lender in its reasonable discretion). For the purposes of clarification, in the event that the Remedy Extension Period is granted based on Borrower’s attempted sale of the Underlying Mortgage Loan in accordance with Section 2.3(b)(6)(x), but such sale has not been completed, Borrower shall not be entitled to the additional six (6) months referred to in this paragraph.

Section 2.4. Application of Proceeds. Lender shall apply any proceeds or payments or other sums received by Lender or Collateral held by Lender (including, without limitation, any proceeds of the sale, lease or other disposition of all or any portion of the Collateral) pursuant to, and in accordance with, the terms of this Section 2.4.

(a) If an Event of Default is not then continuing, any proceeds or payments received from Borrower shall be applied in accordance with Section 6.1.

(b) While an Event of Default exists, proceeds, payments or other sums shall be applied in the following order and priority: (i) to Lender for the payment of all fees and expenses due to Lender under the Loan Documents (including the Exit Fee, if applicable), (ii) to Lender for the payment of Default Rate interest or late charges, (iii) to Lender for the payment of any Defaulted Amount and/or Protective Advances that have been made by Lender; (iv) to Lender for the payment of Lender’s Percentage of any exit fees and/or extension fees received by Borrower in connection with the Underlying Mortgage Loan and the Lender Non-Utilization Fee, (v) to Lender for the payment of the Outstanding Principal Balance and the remaining accrued but unpaid interest, (vi) to Lender for the payment of any Call Protection Payment then due and owing, and (vii) the balance, if any and to the extent applicable, remaining after the full and final payment of the Indebtedness and full performance and discharge of the Obligations to Borrower.

(c) The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Indebtedness like any other payment. The balance of the Indebtedness remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Note or the other Loan Documents.

Section 2.5. Appraisals. If any Appraisal is required or desired by Lender, the Federal Deposit Insurance Corporation, the Office of Comptroller of Currency or any other governmental entity or quasi-governmental entity which has the authority and power to regulate the business and other activities of Lender (“Regulatory Authority”), Borrower covenants and agrees that it shall, within sixty (60) days following a request therefor by Lender, furnish to Lender (at Borrower’s or Fee Owner’s sole cost and expense) an Appraisal in form, substance and by an appraising firm acceptable to Lender and, if applicable, the Regulatory Authority requiring such Appraisal pursuant to this Section 2.5, provided that Borrower shall not be required to furnish more than one (1) such Appraisal in any calendar year (unless an Event of Default shall exist, in which case such limitation shall not apply). In the event Borrower should fail to timely provide an acceptable Appraisal of the Mortgaged Property pursuant to this Section, then, and in such event, Lender shall be entitled to obtain its own Appraisal of the Mortgaged Property at Borrower’s sole cost and expense. Lender shall further be entitled, at any time, to obtain an Appraisal on its own, and at its own expense, and any such Appraisal obtained by Lender may be utilized by Lender (even in lieu of other available Appraisals) to undertake any Loan-to-Value calculations.

Section 2.6. Equity Requirements.

(a) With respect to the Project, prior to the Closing Date, Borrower shall provide to Lender, for its approval, the Project Budget such that Lender can confirm and approve the aggregate Underlying Mortgage Loan amount of One Hundred Thirty-Two Million and No/100 Dollars ($132,000,000.00).

(b) With respect to the Phase I Improvements, Borrower shall provide Lender with evidence, acceptable to Lender, that (x) Borrower has contributed cash equity on the date hereof which comprises a part of the Underlying Mortgage Loan proceeds in an amount equal to Zero and No/100 Dollars ($0.00) (the “Initial Phase I Borrower Equity”) and which Initial Phase I Borrower Equity shall be increased by each TPG Advance such that upon the advance of the full Underlying Phase I Loan, Borrower shall have contributed cash equity in an amount equal to Twenty-Two Million Two Hundred Thousand and No/100 Dollars ($22,200,000.00), or such lesser amount as a result of any realized cost savings attributable to the Project Budget as approved by Lender (collectively, the “Borrower Phase I Equity”); and (y) Fee Owner has contributed cash equity into the Phase I Improvements together with usable contract deposits related to the Phase I Improvements in amount equal to Eighty-One Million Fourteen Thousand Two Hundred Thirty-Seven and No/100 Dollars ($81,014,237.00) (which may consist of up to Fifty-Five Million Fourteen Thousand Two Hundred Thirty-Seven and No/100 Dollars ($55,014,237.00) of usable contract deposits) (the “Phase I Fee Owner Equity”).

(c) With respect to the Phase II Improvements, Borrower shall provide Lender with evidence, acceptable to Lender, that (x) Borrower has contributed cash equity on the date hereof which comprises a part of the Underlying Mortgage Loan proceeds in an amount equal to Five Million Three Hundred Forty-Seven Thousand Two Hundred Four and No/100 Dollars ($5,347,204.00) (the “Initial Phase II Borrower Equity”) and which Initial Phase II Borrower Equity shall be increased by each TPG Advance such that upon the advance of the full

Underlying Phase II Loan, Borrower shall have contributed cash equity in an amount equal to Seventeen Million Four Hundred Thousand and No/100 Dollars ($17,400,000.00), or such lesser amount as a result of any realized cost savings attributable to the Project Budget as approved by Lender or termination of the Underlying Phase II Loan (collectively, the “Borrower Phase II Equity”; together with the Borrower Phase I Equity, the “Borrower Equity”); and (y) Fee Owner has contributed cash equity into the Phase II Improvements together with usable contract deposits related to the Phase II Improvements in amount equal to Eighty-Seven Million Seven Hundred Forty Thousand Six Hundred Forty-Five and No/100 Dollars ($87,740,645.00) (which may consist of up to Fifty Million Nine Hundred Eighty-One Thousand Two Hundred Eighty-Nine and 68/100 Dollars ($50,981,289.68) of usable contract deposits related to the Phase II Improvements) (the “Phase II Fee Owner Equity”; together with the Phase I Fee Owner Equity, the “Fee Owner Equity” ).

Section 2.7. Not Revolver. This Loan facility is not intended, in whole or in part, to be “revolving” in nature and it is expressly agreed that no principal amount repaid by Borrower may be reborrowed by Borrower.

ARTICLE III

ALLOCATIONS AND ADVANCES

Section 3.1. General Provisions with Respect to Allocations and Advances. The purposes for which Loan proceeds are allocated and the respective amounts of such Loan Allocations are set forth in the Project Budget. The Loan Allocations shall be disbursed only for the purposes set forth in the Project Budget. It is expressly agreed and understood that Borrower shall not request, and Lender shall have no obligation to fund, any Advance which is not in accordance with the Project Budget and Article III of this Agreement.

(a) Limitation on Advances. Lender shall not be obligated to make an Advance for a Loan Allocation set forth in the Project Budget, as applicable, to the extent that the amount of the Advance for such Loan Allocation would, when added to all prior Advances for such Loan Allocation, exceed the total of such Loan Allocation as set forth in the Project Budget, as applicable. To the extent that Loan proceeds disbursed by Lender pursuant to the Loan Allocations are insufficient to pay all costs required for the payment of Interest Charges, Borrower shall pay such excess costs with funds derived from sources other than the Loan. Under no circumstances shall Lender be required to disburse any proceeds of the Loan in excess of (x) with respect to a single Advance, Lender’s Advance Percentage of the Total Loan Advance and (y) in the aggregate, the Loan Amount. Further, if the conditions required by the Underlying Mortgage Loan to advance the Underlying Phase II Loan as set forth in Section 2.9.1 of the Underlying Loan Agreement are not satisfied on or prior to August 23, 2017, then Lender shall have no obligation to make Lender’s Advance Percentage of the Underlying Phase II Loan (other than Lender’s Advance Percentage of the Phase II Initial Land Advance made as of the Closing Date).

(b) Advance Not A Waiver or Acceptance. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default. The making of any Advance or part thereof shall also not be deemed an approval or acceptance by Lender of any work done.

(c) Time and Place of Advances. All Advances are to be made at the office of Lender, or at such other place as Lender may designate; and Lender shall require five (5) days’ prior notice in writing before the making of any such Advance. Lender shall not be obligated to undertake any Advance hereunder to fund Underlying Loan Charges more than once in any 30-day period; provided, however, that regardless of the timing of an Advance for Underlying Loan Charges, Advances for regularly scheduled payments of interest shall, upon satisfaction of the Advance Conditions, be made on each Payment Date. Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Escrow Account.

(d) Use of Funds from Advances. Upon receipt, Borrower shall disburse the proceeds from all Advances in a manner and for such purposes as set forth in the Draw Request and consistent with the Project Budget.

(e) Advances During Extension Period. During the Second Extension Period, Lender may (but shall not be required to) make further Advances irrespective of whether or not the full Loan Amount has been disbursed. Any Advances during the Second Extension Period may be made at Lender’s sole discretion.

Section 3.2. Conditions to Closing. The obligation of Lender to close the Loan is subject to the prior or simultaneous occurrence of each of the following conditions:

(a) Lender shall have received evidence that the Phase I Fee Owner Equity and the Initial Borrower Equity have been fully funded;

(b) Lender shall have received from Borrower all of the Loan Documents duly executed by Borrower and, as applicable, by Guarantor;

(c) Lender shall have received certified copies of resolutions or consents of Borrower and Guarantor authorizing the execution, delivery and performance of all the Loan Documents and authorizing the borrowing and performance of Borrower’s and Guarantor’s obligations under the Loan Documents, along with such certificates of existence, certificates of good standing and other certificates or documents as Lender may reasonably require to evidence Borrower’s and Guarantor’s authority;

(d) Lender shall have received payment of the Origination Fee, which Origination Fee may be paid from the Loan proceeds and added to the Outstanding Principal Balance;

(e) Lender shall have received each and every one of its pre-closing requirements satisfied in all respects to Lender’s full satisfaction including, without limitation (i) organizational documents of Borrower, Guarantor and any applicable Constituent Party, (ii) Title Insurance insuring the collateral assignment of the lien of the Underlying Mortgage to Lender pursuant to the Collateral Assignment, (iii) a current Survey, (iv) an opinion of counsel for Borrower and Guarantor with respect to power, authority, due formation, enforceability and other matters, (v) current financial statements and tax returns for the preceding three (3) calendar years of Borrower, Guarantor, Fee Owner and Underlying Mortgage Guarantors or alternatively a certification by an appropriate officer of Borrower or Guarantor, as applicable, certifying that all tax liabilities have been timely paid, (vi) the originals of the Collaterally Assigned Underlying Loan Documents, and (vii) such other information or other due diligence as Lender may require; and

(f) Lender shall have received and approved evidence acceptable to Lender in its reasonable discretion that Fee Owner has satisfied each and every one of the conditions to closing the Underlying Mortgage Loan, which conditions are set forth in Section 2.8 of the Underlying Loan Agreement, together with Lender’s receipt and approval of any supporting information submitted by Fee Owner in connection therewith.

Section 3.3. Conditions to Advances. The obligation of Lender to make each Advance hereunder may, in Lender’s sole discretion, be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions (collectively, the “Advance Conditions”):

(a) satisfaction of each of the conditions set forth in Section 3.1 and 3.2 hereof;

(b) no Default or Event of Default then exists;

(c) the Loan Documents and the Collaterally Assigned Underlying Loan Documents shall be and remain outstanding and enforceable in accordance with their terms, all as required hereunder and thereunder;

(d) the Loan shall not then be in the Second Extension Period;

(e) Lender shall have received evidence that (x) the Fee Owner Equity remains invested in the Mortgaged Property and (y) Borrower has deposited the corresponding TPG Advance into the Escrow Account, as more particularly described in Section 3.8 hereinbelow;

(f) at Lender’s option, Lender shall have received prior to Lender’s disbursement of the requested Advance a title report from the Title Company showing no new state of facts since the Closing Date (with respect to the initial Advance) or the date of the most recent Advance, as applicable, which are objectionable to Lender;

(g) the representations and warranties made by Borrower, as contained in this Agreement and in all other Loan Documents shall be true and correct in all material respects as of the date of each Advance; and if requested by Lender, Borrower shall give to Lender a certificate to that effect; provided that Borrower shall be permitted to update such representations and warranties in writing to reflect any changes in facts since the date of this Agreement so long as no fact disclosed in such update is the result of any breach of any covenant, agreement or other obligation of Borrower under the Loan Documents and does not constitute any material non-monetary Default, monetary Default or Event of Default by Borrower, or any change that would have a material and adverse effect on the Project Budget or the Project, in each case as determined by Lender in its sole but reasonable judgment;

(h) the covenants made by Borrower to Lender, as contained in this Agreement and in all other Loan Documents shall have been fully complied with in all material respects, except to the extent such compliance may be limited by the passage of time;

(i) Lender shall have received from Borrower a properly executed and completed Draw Request on the Draw Request Form for such Advance (accompanied by a copy of the Fee Owner Draw Request), completed, executed and certified to by Borrower;

(j) No Shortfall (as independently determined by Lender in its sole and absolute discretion) shall exist under the Underlying Mortgage Loan and Borrower shall be in compliance with Section 3.6 hereof;

(k) to the extent any Shortfall amount has been deposited into the Rebalancing Reserve Account, all sums comprising such Shortfall amount shall have been completely disbursed in accordance with the Underlying Mortgage Loan Documents;

(l) Lender shall have determined that Section 2.9.2(m) of the Underlying Loan Agreement is satisfied; and

(m) Lender shall have received and approved evidence acceptable to Lender in its sole and absolute discretion (except when approval of a condition to an advance under the Underlying Loan Agreement specifically requires the reasonable discretion of Borrower, in which case the approval standard of the evidence of satisfaction of such condition shall be in the reasonable discretion of Lender) that Fee Owner has satisfied each and every one of the conditions to an advance of the Underlying Mortgage Loan, which conditions are set forth in Section 2.9 (and, with respect to the final Total Loan Advance, Section 2.10) of the Underlying Loan Agreement, together with Lender’s receipt and approval of any supporting information submitted by Fee Owner in connection therewith.

Section 3.4. Intentionally Omitted.

Section 3.5. Special Allocations. No interest shall accrue on the Special Allocations unless and until Lender makes an Advance of Loan proceeds thereof.

(a) Underlying Loan Allocation. On the date hereof, Loan proceeds in the amount of (x) Fifty-One Million Eight Hundred Thousand and No/100 Dollars ($51,800,000.00) with respect to the Phase I Loan and (y) Forty Million Six Hundred Thousand and No/100 Dollars ($40,600,000.00) with respect to the Phase II Loan (of which Twelve Million Four Hundred Seventy-Six Thousand Eight Hundred Eleven and No/100 Dollars ($12,476,811.00) is being advanced by Lender on the date hereof) will be withheld by Lender and allocated for advances required to be made by Borrower for Project Allocation(s) under and in accordance with the Underlying Mortgage Loan Documents (the “Underlying Loan Charges”; and such allocation being referred to herein as the “Underlying Loan Allocation”), which Underlying Loan Charges include, without limitation, the Interest Charges described in Section 3.5(b) below. Provided that there are sufficient funds available in the Underlying Loan Allocation and Borrower satisfies the Advance Conditions (unless Lender elects, in its sole discretion, to Advance notwithstanding Borrower’s failure to satisfy the Advance Conditions), Advances of the Underlying Loan Allocation shall be made into the Escrow Account for the payment by Borrower to Fee Owner (for the payment by Fee Owner of Underlying Loan Charges in accordance with the Underlying Mortgage Loan Documents).

(b) Interest Allocation. Without duplication of the amounts set forth in Section 3.5(a) above, on the date hereof, Loan proceeds in the amount of Seven Million Three Hundred Six Thousand Five Hundred Twenty-Eight and No/100 Dollars ($7,306,528.00) will be withheld by Lender and allocated for the payment of interest due and owing under the terms of this Agreement, the Note and the other Loan Documents (the “Interest Allocation”). Provided that there are sufficient funds available in the Interest Allocation and Borrower satisfies the Advance Conditions (unless Lender elects, in its sole discretion, to Advance notwithstanding Borrower’s failure to satisfy the Advance Conditions), Advances of the Interest Allocation will be automatically made to pay to Lender accrued but unpaid interest under the Note on each interest payment date specified in the Note (the “Interest Charges”). Lender is hereby authorized, without the necessity of notifying Borrower, to charge the Note directly for each such Interest Charge by interest journal entries on Lender’s books. In all events funds in the Interest Allocation shall be first applied to interest due and owing under this Agreement, the Note and the other Loan Documents prior to any sums due and owing under the Underlying Mortgage Loan Agreement, the Underlying Mortgage Note and the other Underlying Mortgage Loan Documents. Upon full distribution of the Interest Allocation or at any time that Lender elects not to Advance the Interest Allocation in accordance with this Section 3.5(b), Borrower shall make payments for Interest Charges directly to Lender in accordance with the provisions of the Note, and shall not be entitled to any other Advances to pay such Interest Charges.

Borrower agrees and acknowledges that the insufficiency of the amount of the Interest Allocation or the election of Lender not to Advance the Interest Allocation in accordance this Section 3.5(b) is not intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay the Interest Charges due and owing under the Note.

It is hereby acknowledged and agreed that proceeds of the Underlying Loan in the amount of Three Million One Hundred Thirty-One Thousand Three Hundred Sixty-Nine and No/100 Dollars ($3,131,369.00) will be withheld by Borrower and allocated for the payment of Underlying Interest Charges (the “Underlying Interest Allocation”). Upon the full distribution of the Underlying Interest Allocation, if thereafter, (x) Underlying Interest Charges are due and owing to Borrower, (y) there are sufficient funds available in the Interest Allocation and (z) Borrower satisfies the Advance Conditions (unless Lender elects, in its sole discretion, to Advance notwithstanding Borrower’s failure to satisfy the Advance Conditions), subsequent to the payment of Interest Charges, Underlying Interest Charges shall be automatically made to pay to Borrower accrued but unpaid Underlying Interest Charges on each interest payment date specified in the Underlying Mortgage Note. Lender’s calculation of the Underlying Interest Charges then-due and owing shall be final and conclusive absent manifest error. Upon full distribution of the Interest Allocation or at any time that Lender elects not to Advance the Interest Allocation in accordance with this Section 3.5(b), Borrower shall not be entitled to any Advances to pay such Underlying Interest Charges.

Section 3.6. Loan Balancing.

(a) A reserve account (the “Borrower’s Deposit”) shall be established at Lender to the extent required pursuant to this Section 3.6 which Borrower’s Deposit shall be managed and held in accordance with the terms of this provision. Borrower shall have no access whatsoever to the Borrower’s Deposit. If at any time the Fee Owner has failed to replenish the Interest Reserve Account in accordance with Section 7.2.3 of the Underlying Loan Agreement and Lender determines in its reasonable discretion that the undisbursed proceeds of the Interest Allocation are insufficient to pay all Interest Charges through the Maturity Date of the then-applicable term, then Borrower shall be required to deposit with Lender, within twenty (20) Business Days after Lender’s written request therefor, sufficient additional funds to cover the deficiency which Lender deems to exist (such amount, the “Deficiency”). All sums in the Borrower’s Deposit may be subject to designation by Lender as being allocated to the Interest Allocation and used for Interest Charges. At Lender’s discretion, all sums in the Borrower’s Deposit will be disbursed by Lender to Lender or Borrower (as applicable) pursuant to the terms and conditions hereof as if they constituted a part of the Loan being made hereunder. Notwithstanding anything herein to the contrary, to the extent there are any funds held in the Borrower’s Deposit, such funds shall be utilized to pay the Interest Charges prior to any Advance from the Interest Allocation and shall not be used for the payment of Underlying Interest Charges.

(b) Upon the deposit by or on behalf of Fee Owner into the Rebalancing Reserve Account of a Shortfall (such amount, the “Shortfall Deposit”), such Shortfall Deposit shall be fully advanced in accordance with the terms hereunder (or in accordance with the terms of the Underlying Loan Agreement, as applicable) prior to any further Advances of the Loan and/or the Underlying Mortgage Loan. Additionally, if, subsequent to a Borrower’s Deposit pursuant to Section 3.6(a), Fee Owner deposits a Shortfall into the Rebalancing Reserve Account and Lender determines that a portion of such Shortfall is allocated to the Deficiency (such portion, the “Refundable Deficiency”), Lender shall fund to Borrower the Refundable Deficiency promptly and no later than ten (10) Business Days after receipt of the Shortfall Deposit and Lender’s determination of the Refundable Deficiency.

Section 3.7. No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to Fee Owner or any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished in connection with the construction of the Improvements or for debts or claims accruing to any such Persons against Borrower. Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower, Fee Owner and any of Fee Owner’s contractors or subcontractors. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other Person other than Borrower.

Section 3.8. Sequence of Funding. Contemporaneously herewith, Borrower shall have made a TPG Advance in an amount equal to Five Million Three Hundred Forty-Seven Thousand Two Hundred Four and No/100 Dollars ($5,347,204.00) and Lender shall have funded its Advance of Twelve Million Four Hundred Seventy-Six Thousand Eight Hundred Eleven and No/100 Dollars ($12,476,811.00). Subsequent thereto, with respect to each Total Loan Advance, Borrower shall advance an amount equal to TPG’s Advance Percentage of the Total Loan Advance into the Escrow Account and Lender shall advance an amount equal to Lender’s Advance Percentage of the Total Loan Advance into the Escrow Account (i.e., each dollar of a Total Loan Advance is scheduled to be sourced 30% from Borrower and 70% from Lender). All obligations of Lender to undertake any Advances hereunder are also subject to Borrower’s satisfaction of all the other conditions to additional Advances specified herein.

ARTICLE IV

WARRANTIES AND REPRESENTATIONS

Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at each time representations are deemed re-made:

Section 4.1. Organization and Power. If Borrower or any Constituent Party is a corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, trust or other type of business association, as the case may be, Borrower and any Constituent Party, if any, (i) is duly incorporated or organized with a legal status separate from its Affiliates, validly existing, and in good standing under the laws of the state of its formation or existence, and (ii) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and documentation necessary to own, lease and operate its properties and to carry on its business as now being, and as proposed to be, conducted.

Section 4.2. Validity of Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents (other than the Guaranty) (i) if Borrower, or any Constituent Party, is a corporation, limited liability company, general partnership, limited partnership, joint venture, trust or other type of business association, as the case may be, are within Borrower’s and each Constituent Party’s powers and have been duly authorized by Borrower’s and each Constituent Party’s board of directors, shareholders, partners, venturers, trustees or other necessary parties, and all other requisite action for such authorization has been taken; (ii) have received any and all requisite prior governmental approvals in order to be legally binding and enforceable in accordance with the terms thereof; and (iii) will not violate, be in conflict with or constitute (with due notice or lapse of time, or both) a default under any Legal Requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Borrower’s and any Constituent Party’s or Guarantor’s property or assets, except as contemplated by the provisions of the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their respective terms.

Section 4.3. Information. All information, financial statements, certificates, reports, papers, data or other information given or to be given by or on behalf of Borrower or Guarantor to Lender or to any third party in connection with third-party reports issued for the benefit of Lender with respect to Borrower, each Constituent Party and Guarantor are, or at the time of delivery will be, accurate, complete and correct in all material respects and do not, or will not, knowingly contain any untrue statement of a material fact or omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

Section 4.4. Business Purposes. The Loan evidenced by the Note is solely for the purpose of carrying on or acquiring a business of Borrower, and is not for personal, family, household or agricultural purposes.

Section 4.5. Mailing Address. Borrower’s mailing address, as set forth in the notice provision hereof or as changed pursuant to such provision, is true and correct.

Section 4.6. Relationship of Borrower and Lender. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

Section 4.7. No Reliance on Lender. Borrower is experienced in the making and servicing of loans similar to the Underlying Mortgage Loan, and Borrower has and Lender is relying solely upon Borrower’s expertise and business plan in connection with the making and servicing of the Underlying Mortgage Loan. Borrower is not relying on Lender’s expertise or business acumen in connection with the Collateral or the Underlying Mortgage Loan.

Section 4.8. No Litigation. Except as disclosed on Schedule 4.8 attached hereto (none of which, if adversely adjudicated, would reasonably be expected to have a Material Adverse Change upon such party or the Collateral), there are no (i) actions, suits or proceedings, at law or in equity, before any Governmental Authority or arbitrator pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, any Constituent Party or involving the Collateral; (ii) outstanding or unpaid final judgments against Borrower, Guarantor involving a liability of $5,000,000 or more, any Constituent Party or the Collateral which remain unsatisfied or unbonded; or (iii) defaults by Borrower with respect to any order, writ, injunction, decree or demand of any Governmental Authority or arbitrator.

Section 4.9. Legal Requirements. To Borrower’s knowledge, no violation of any Legal Requirements exists with respect to the Collateral, Borrower is not in default with respect to any Legal Requirements and Guarantor is not in default in any material respect with respect to any Legal Requirements.

Section 4.10. Financial Statements. Each financial statement of Borrower or Guarantor delivered heretofore, concurrently herewith or hereafter to Lender was and will be prepared in conformity with Acceptable Accounting Standards and completely and accurately disclose the financial condition of such applicable entity (including all contingent liabilities required to be disclosed in accordance with GAAP) as of the date thereof and for the period covered thereby, and there has been no Material Adverse Change in any of Borrower’s or Guarantors’ financial condition subsequent to the date of the most recent financial statement of such party delivered to Lender and except as heretofore disclosed in writing to Lender, neither Borrower nor Guarantor has incurred any material liability, direct or indirect, fixed or contingent.

Section 4.11. Intentionally Omitted.

Section 4.12. ERISA. None of Borrower or Guarantor is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of such parties do not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

Section 4.13. Indebtedness, Operations and Fundamental Changes of Borrower. Borrower: (a) intentionally omitted; (b) has not and is not engaged in any business other than the organization, acquisition, ownership, administering and servicing of the Underlying Mortgage Loan in accordance with the applicable provisions of the Loan Documents; (c) has not entered into any contract or agreement with any member, manager, general partner, principal or Affiliate of Borrower, except as has been disclosed to Lender and which is upon terms and conditions that are substantially similar to those that would be available on an arms’ length basis with third parties other than an Affiliate; (d) has not incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Collateral except the Indebtedness; (e) has not made any loans or advances to any third party (including any member, manager, general partner, principal or Affiliate of Borrower or Guarantor) other than to Fee Owner; (f) is solvent and is able to pay its debts from its assets as the same shall become due; (g) has done all things necessary to preserve its existence and organizational formalities and has not amended, modified or otherwise changed its organizational documents (or allowed a general partner, member, manager or any other party to change its organizational documents) except as has been disclosed to Lender and, in any case, has not made or allowed any such amendment, modification or change which adversely affects Borrower’s existence as a single-purpose, single-asset “bankruptcy remote” entity; (h) has continuously conducted and operated its business as presently conducted and operated; (i) has maintained its books and records and bank accounts separate from those of its Affiliates, including its general partners, principals and members; (j) has at all times held itself out to the public as a legal entity separate and distinct from any other entity (including any general partner, principal, member or Affiliate); (k) has filed its own tax returns (if yet applicable) except to the extent that it has been or is required to file consolidated tax returns by law or is treated as disregarded entity; (l) has maintained and currently maintains adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (m) has not sought the dissolution or winding up, in whole or in part, of Borrower; (n) has not entered into any transaction of merger or consolidation, or acquired by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any entity; (o) has not commingled the funds and other assets of Borrower with those of any member, manager, general partner, principal or Affiliate or any other Person; (p) has maintained its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (q) has at all times since its formation, observed all legal and customary formalities in all material respects regarding its respective formation; (r) does not hold itself out to be responsible for the debts and obligations of any other Person; and (s) is not currently the subject of a voluntary or involuntary bankruptcy proceeding or other insolvency proceeding whatsoever.

Section 4.14. No Investment Company. None of Borrower or Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, nor is any such party “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.15. No Margin Stock. None of Borrower or Guarantor is engaged principally or has as one of its important activities, directly or indirectly, the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry any margin stock or be made available by any such parties in any manner to any other Person to enable or assist such person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.16. Disclaimer of Extension or Permanent Financing. Borrower acknowledges and agrees that, except as specifically provided in Section 2.3 or Section 10.6 of this Agreement, Lender has not made any commitments, either express or implied, to extend the term of the Loan past the Maturity Date or to provide Borrower with any further financing with respect to the Collateral.

Section 4.17. Collaterally Assigned Underlying Loan Documents.

(a) Borrower has delivered to Lender true, correct and complete originals of all of the Collaterally Assigned Underlying Loan Documents.

(b) Borrower represents and warrants that:

(1) none of the Collaterally Assigned Underlying Loan Documents have been modified, amended, supplemented, released or terminated in any manner, except as set forth in writing delivered by Borrower to Lender prior to the date hereof,

(2) (i) all of the Collaterally Assigned Underlying Loan Documents are in full force and effect, (ii) to Borrower’s knowledge, there are no Fee Owner Defaults or Fee Owner Events of Default existing under the Collaterally Assigned Underlying Loan Documents and (iii) to Borrower’s knowledge, the Fee Owner has no defenses, counterclaims or offsets to any of the Collaterally Assigned Underlying Loan Documents, (iv) as of the date hereof, the aggregate outstanding principal balance of the Underlying Mortgage Note is Seventeen Million Eight Hundred Twenty-Four Thousand Fifteen and No/100 Dollars ($17,824,015.00), and (v) payments of interest on the Underlying Mortgage Note have been paid in full through [not applicable as of the Closing Date];

(3) the Collaterally Assigned Underlying Loan Documents create valid first priority liens on the Mortgaged Property, and as of the date hereof, to the best of Borrower’s knowledge, other than as set forth in the Title Insurance, there are no other liens, security interests or encumbrances affecting the Mortgaged Property, including without limitation, any liens, security interests or encumbrances which are subordinate, junior or inferior to the Collaterally Assigned Underlying Loan Documents; and

(4) to Borrower’s knowledge, there are no claims, damages, demands, actions, causes of action or defenses to the enforcement of the Collaterally Assigned Underlying Loan Documents which Fee Owner has or may have against Borrower, known, now existing, directly or indirectly, of every kind and character, and liability: (i) arising out of or in relation to the indebtedness evidenced by the Underlying Mortgage Note and the other Collaterally Assigned Underlying Loan Documents under or pursuant to common or statutory law, rules or regulations including, but not limited to, state and/or federal law (including but not limited to all usury and environmental laws);

(ii) for or because of any and all acts, matters or things done or omitted prior to the date hereof, which relate to any and all claims of any kind or character relating to the Underlying Mortgage Loan or otherwise, growing out of or in any way connected with or resulting from conduct, representations, acts, actions, or omissions in connection with any breach of fiduciary duty, sole or concurrent negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate or partnership governance or prospective business advantage, breach of contract, deceptive trade practices, injury to any person or entity of whatever nature, and libel or slander (without admitting or implying that any such claim exists or has any validity); or (iii) arising out of or attributable to any and all conduct, representations, acts, matters, or things done, omitted, or supposed to be done by Borrower prior to the date hereof.

Section 4.18. Pledges of Ownership Interest in Borrower. No pledges or similar encumbrance of the direct or indirect ownership interest in Borrower have been made.

Section 4.19. Prescribed Laws.

(a) Neither Borrower nor Guarantor (i) is listed on any Government Lists, (ii) is a Person who has been determined by competent authority to be the subject of the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (iii) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the USA Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (x) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (y) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (z) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

(b) No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Borrower or any Affiliate of Borrower in order to support international terrorism or activities that may contravene U.S. federal, state or other Governmental Authority’s anti-money laundering laws, rules and regulations.

ARTICLE V

COVENANTS OF BORROWER

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness shall have been paid in full, as follows:

Section 5.1. Existence. Borrower will and will cause Guarantor to preserve and keep in full force and effect its existence (separate and apart from its Affiliates), rights, franchises and trade names.

Section 5.2. Compliance with Legal Requirements. Borrower and Guarantor will promptly and faithfully comply with, conform to and obey all Legal Requirements.

Section 5.3. Intentionally Omitted.

Section 5.4. Further Assurances and Corrections. From time to time, at the request of Lender, Borrower will (i) promptly correct any defect, error or omission which may be discovered in the contents of any of the Loan Documents or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver, record and/or file such further instruments and perform such further acts and provide such further assurances as may be reasonably necessary, desirable or proper, in Lender’s opinion, to carry out more effectively the purposes of the Loan Documents; (iii) execute, acknowledge, deliver, procure, file and/or record any document or instrument (including any Financing Statement) deemed advisable by Lender to protect the liens and the security interests herein granted against the rights or interests of third persons; provided, however, to the extent Lender should elect to do so, Borrower hereby irrevocably authorizes Lender at any time and from time to time to prepare and file of record in any jurisdiction an “all-assets” financing statement and amendments thereof; and (iv) pay all out-of-pocket costs of Lender connected with any of the foregoing.

Section 5.5. Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the Indebtedness and that there are no offsets or defenses against full payment of the Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.

Section 5.6. Disclosures. Upon Borrower becoming aware of same, Borrower shall give prompt notice to Lender of (i) intentionally omitted; (ii) any litigation or dispute, threatened in writing or pending against or affecting Borrower, the Collateral, Guarantor, Fee Owner, the Mortgaged Property or the Underlying Mortgage Guarantor which in Borrower’s good faith judgment would reasonably be expected to constitute a Material Adverse Change; (iii) any Default or Event of Default or any Fee Owner Default or Fee Owner Event of Default; (iv) any default by Borrower or any acceleration of any indebtedness owed by Borrower under any contract to which Borrower is a party; (v) any default by Guarantor or any acceleration of any indebtedness owed by Guarantor under any contract to which such entity is a party if such default or acceleration materially affects Guarantor’s obligations hereunder; and (vi) any change in the character of Borrower’s business as it existed on the date hereof.

Section 5.7. No Disposition or Subordinate Assignments.

(a) Except as expressly permitted by Section 10.2(b) below, neither Borrower nor any shareholder, member or partner of Borrower shall cause or allow a Disposition to occur (other than a Permitted Disposition) without obtaining Lender’s prior written consent to the Disposition.

(b) Borrower will not create, place or permit to be created or placed or through any act or failure to act, acquiesce in the placing of, or allow to remain any lien or Subordinate Assignment regardless of whether such lien or Subordinate Assignment is expressly subordinate to the liens or security interests of the Loan Documents with respect to the Collateral or any part thereof. Notwithstanding the foregoing, the foregoing shall not preclude Borrower from subordinating the Underlying Mortgage to the Condominium Documents with Lender’s confirmation (not to be unreasonably withheld, conditioned or delayed) that Fee Owner has satisfied the conditions set forth in Section 5.41(h) of the Underlying Loan Agreement and in connection with the subordination permitted hereby, Lender will provide a subordination of the Collateral Assignment to the Condominium Documents.

(c) Borrower will not create, place or permit to be created or placed or through any act or failure to act, acquiesce in the placing of, or allow to remain, any subordinate financing secured by the limited liability company interests in Borrower including, without limitation, a pledge or similar encumbrance of the direct ownership interest in Borrower.

Section 5.8. Inspecting Person. Borrower will, or will cause Fee Owner to, pay the fees and expenses of, and cooperate, with the Inspecting Person and will cause the Fee Owner to cause the Borrower’s Architect, the General Contractor (as such terms are defined in the Underlying Loan Agreement) and each other contractor and subcontractor and the employees of each of them to cooperate with the Inspecting Person and, upon request, will furnish the Inspecting Person whatever the Inspecting Person may consider necessary or useful in connection with the performance of the Inspecting Person’s duties, all in accordance with the Underlying Loan Agreement. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished such items as working details, plans and specifications and details thereof, samples of materials, licenses, permits, certificates of public authorities, zoning ordinances, building codes and copies of the contracts between such Person and Fee Owner (if applicable), to the extent in Borrower’s possession or entitled to be in Borrower’s possession. Borrower shall cause the Fee Owner to permit Lender, the Inspecting Person and their representative to enter the Mortgaged Property for the purposes of inspecting same.

Section 5.9. BROKERS. BORROWER HEREBY REPRESENTS TO LENDER THAT IT HAS NOT DEALT WITH ANY FINANCIAL ADVISORS, BROKERS, UNDERWRITERS, PLACEMENT AGENTS, AGENTS OR FINDERS IN CONNECTION WITH THE LOAN. EXCEPT FOR THOSE CLAIMS THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER WILL INDEMNIFY LENDER FROM CLAIMS OF BROKERS ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10. Payment of Expenses. Borrower will promptly reimburse Lender for all out-of-pocket expenses of Lender, including reasonable attorneys’ fees incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents. Borrower shall pay or reimburse to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the transactions contemplated by this Agreement, including any expenses payable to third parties.

Section 5.11. Financial Statements. Each financial statement of Borrower will be prepared in conformity with Acceptable Accounting Standards and completely and accurately disclose the financial condition of such applicable entity (including all contingent liabilities required to be disclosed in accordance with GAAP) as of the date hereof and for the period covered thereby.

Section 5.12. Statements and Reports. Borrower agrees to maintain full and accurate books of account and other records reflecting the ownership and servicing of the Collateral and shall deliver to Lender, during the term of the Loan and until the Loan has been fully paid and satisfied, the following statements and reports:

(a) semi-annual, unaudited balance sheets of Borrower within sixty (60) days after the end of each June and December (and accurate as of the last day of each such period) which shall be prepared in accordance with Acceptable Accounting Standards and include a Borrower Financial Certification by an appropriate officer of Borrower;

(b) copies of all state (if applicable) and federal tax returns, to the extent applicable, prepared with respect to Borrower (as well as any extension requests with respect thereto) within thirty (30) days of such returns being filed with the Internal Revenue Service or applicable state authority;

(c) Borrower shall cause Guarantor to deliver to Lender the statements and reports required under the Guaranty; and

(d) such other reports and statements from Borrower as Lender may reasonably require from time to time.

Section 5.13. ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, provided that unless an Event of Default exists or Lender is required to obtain such information under applicable Legal Requirements, Borrower shall not be required to furnish such certifications or other evidence more than once in any calendar year, that: (a) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (1) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e), or as an investment company registered under the Investment Company Act of 1940.

Section 5.14. Indebtedness, Operations and Fundamental Changes of Borrower. Borrower: (a) intentionally omitted; (b) will not engage in any business other than the ownership and servicing of the Underlying Mortgage Loan; (c) will not enter into any contract or agreement with any member, manager, general partner, principal or Affiliate of Borrower or any Affiliate thereof, except upon terms and conditions that are substantially similar to those that would be available on an arm’s length basis with third parties other than an Affiliate; (d) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Collateral except the Indebtedness, and no debt whatsoever may be secured by the limited liability company interests in Borrower; (e) will not make any loans or advances to any third party (including any member, manager, general partner, principal or Affiliate of Borrower or Guarantor) other than to Fee Owner; (f) will be solvent and pay its debts from its assets as the same shall become due; (g) will do all things necessary to preserve its existence and organizational formalities, and will not, nor will any member, manager, shareholder, partner, principal or Affiliate, amend, modify or otherwise change its organizational documents; (h) will conduct and operate its business as presently conducted and operated; (i) will maintain books and records and bank accounts separate from those of its Affiliates, including its general partners, principals and members; (j) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any general partner, principal, member or Affiliate thereof); (k) will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law or is treated as a disregarded entity; (l) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (m) will not, nor will any member, manager, shareholder, partner, principal or Affiliate, seek the dissolution or winding up, in whole or in part, of Borrower; (n) will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any entity; (o) will not commingle the funds and other assets of Borrower with those of any member, manager, general partner, principal or Affiliate or any other Person; (p) will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (q) will continue to observe all legal and customary formalities regarding its formation in all material respects; (r) will not hold itself out to be responsible for the debts and obligations of any other Person; and (s) upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Borrower shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. Section 105 or any other Debtor Relief Law of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against any guarantor or indemnitor of the Indebtedness or the Obligations or any other party liable with respect thereto by virtue of any indemnity, guaranty or otherwise.

Section 5.15. Prescribed Laws.

(a) Lender hereby notifies Borrower and Guarantor that, pursuant to the requirements of various Prescribed Laws, Lender may be required to obtain, verify and record information that identifies Borrower, Guarantor, certain Constituent Parties and Affiliates of any of the foregoing and which information may include the name and address of such parties and other information that will allow Lender to identify such parties in accordance with Prescribed Laws. Without the prior written consent of Lender, none of Borrower, Guarantor or any Constituent Party will: (i) be or become the subject at any time of any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons) that prohibits or limits Lender from making any advance or extension of credit to Borrower, Guarantor or any Constituent Party or from otherwise conducting business with Borrower, Guarantor or any Constituent Party, or (ii) fail to provide documentary or other evidence of Borrower’s, Guarantor’s or any Constituent Party’s identity as may be requested by Lender at any time so as to enable Lender to verify Borrower’s, Guarantor’s or any Constituent Party’s identity or comply with any applicable law or regulation, including, without limitation, the Prescribed Laws.

(b) Borrower shall and shall cause its Affiliates to comply with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Affiliates, the Collateral, and the Mortgaged Property, which relate to money laundering and terrorism. If, at any time, Lender has a reasonable belief that Borrower or any Affiliate of Borrower is not in compliance with the USA Patriot Act or any applicable requirement of Governmental Authorities having jurisdiction over Borrower or such Affiliate, or the Collateral, or the Mortgaged Property which relates to money laundering and/or terrorism, upon ten (10) days’ notice to Borrower, Lender shall have the right to audit Borrower’s and its Affiliates’ compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Affiliates, the Collateral, and the Mortgaged Property, which relate to money laundering and terrorism. In the event that Borrower fails or fails to cause its Affiliates to comply with the USA Patriot Act or any such requirements of Governmental Authorities relating to money laundering and terrorism, then Lender may, at its option, cause Borrower to comply or cause Borrower to cause its Affiliates to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Collateral and the other Loan Documents and shall be immediately due and payable.

(c) No portion of the proceeds of the Loan will be used, are needed, or will be invested by Borrower, any Affiliates of Borrower, or Guarantor, in order to support international terrorism or activities that may contravene U.S. federal or state or any other Governmental Authority’s anti-money laundering laws and regulations. Borrower understands and hereby acknowledges that Lender has certain anti-money laundering responsibilities under various laws, rules and regulations of the United States of America and shall deliver to Lender, in each case, as reasonably requested by Lender or as requested by Governmental Authority administering such laws and regulations, either (x) a copy of Borrower’s anti-money laundering and OFAC compliance policies and procedures, together with a certification from Borrower of Borrower’s compliance with such policies and procedures or (y) if subsection (x) does not apply, information regarding Borrower’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower are not named on one of the Government Lists. Borrower agrees, upon the reasonable request of Lender, to provide additional information as may be necessary or advisable in order to satisfy their anti-money laundering responsibilities under various laws, rules and regulations of the United States of America.

(d) Borrower shall not (i) be or become the subject at any time of any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (ii) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act.

Section 5.16. Revenue. On each Payment Date in accordance with Section 7.4 of the Underlying Loan Agreement, (x) while no Event of Default exists, Lender shall withhold the amounts due to Lender as set forth in Section 6.1(b) and/or 6.1(c), as applicable, of all Net Sales Proceeds and Gross Revenue (if any) and (y) while an Event of Default exists, Lender shall withhold all Net Sales Proceeds and Gross Revenue (if any), deposited in the Cash Management Account in accordance with the Underlying Mortgage Loan Documents. Lender shall apply such funds to the payment of amounts due to Lender in accordance with Section 2.4 hereof and shall remit the balance to the Servicer on each Payment Date in accordance with Servicer’s instructions and the Servicing Agreement.

Section 5.17. Advances. If conditions precedent to disbursements of the Underlying Mortgage Loan have been met, as determined by Lender in Lender’s reasonable discretion, Borrower shall fund TPG’s Advance Percentage of each Total Loan Advance into the Escrow Account on or before the time required pursuant to this Agreement or the Underlying Loan Agreement, as applicable and shall comply with the terms and conditions of the Underlying Loan Agreement. Borrower shall have no obligation to make the Underlying Phase II Loan if the conditions to the advance of the Underlying Phase II Loan set forth in Section 2.9.1 of the Underlying Loan Agreement are not satisfied on or prior to August 23, 2017.

ARTICLE VI

RESERVES AND ACCOUNTS

Section 6.1. Reserves and Accounts.

(a) During the term of the Loan, Borrower shall (i) cause Fee Owner to establish and maintain the Cash Management Account with Bank of the Ozarks, in its capacity as depository bank in accordance with Section 7.1 of the Underlying Loan Agreement, and (ii) cause Fee Owner to establish and maintain the Underlying Mortgage Loan Reserve Accounts with Bank of the Ozarks, in its capacity as depository bank (for the benefit of Borrower), in accordance with Section 7.2 of the Underlying Loan Agreement, (iii) use commercially reasonable efforts to cause Fee Owner to deposit into the Underlying Mortgage Loan Reserves the amounts as and when required in the Underlying Loan Agreement and (iv) not permit Fee Owner to transfer the Cash Management Account or the Underlying Mortgage Loan Reserves from Lender.

(b) On each Payment Date (and, if requested by Fee Owner in accordance with Section 7.4 of the Underlying Loan Agreement, on such other dates that are not Payment Dates), Borrower hereby authorizes Lender to disburse all funds deposited into the Cash Management Account and permitted to be applied in accordance with the priorities set forth under Section 7.4 of the Underlying Loan Agreement in accordance with the below:

(1) Funds deposited in accordance with Section 7.4(i) of the Underlying Loan Agreement shall be disbursed first, to Servicer in the amount of Borrower’s Percentage of the Servicing Fee and any costs of the Inspecting Person, as such term is defined in the Underlying Loan Agreement; second to Lender for any Defaulted Amount funded by Lender and Protective Advances funded solely by Lender; third to Lender for costs, fees, expenses and interest then-due in accordance with the Loan Documents, including Lender’s Percentage of the servicing fee payable by Fee Owner under the Underlying Loan Agreement (except for any amounts payable pursuant to clauses (2) through (6) of this Section 6.1(b)); and fourth to Borrower for costs, fees or expenses actually incurred by Borrower in accordance with the Underlying Loan Agreement and any Underlying Interest Charges then-due and any Lender Defaulted Amount and/or Protective Advances each funded solely by Borrower;

(2) Funds deposited in accordance with Section 7.4(ii) of the Underlying Loan Agreement shall be disbursed first, to Lender to pay all accrued and unpaid interest at the Shortfall Rate on any Shortfall Advance made by Lender and second, to Borrower to pay all accrued and unpaid interest at the Shortfall Rate on any Shortfall Advance made by Borrower (and not otherwise reimbursed to Borrower);

(3) Funds deposited in accordance with Section 7.4(iii) of the Underlying Loan Agreement shall be disbursed first, to Lender to repay any outstanding Shortfall Advance made by Lender and second, to Borrower to repay any outstanding Shortfall Advance made by Borrower;

(4) Funds deposited in accordance with Section 7.4(iv) of the Underlying Loan Agreement shall be disbursed on a pro rata and pari passu basis to Lender and Borrower to pay their Advance Percentage of the Total Outstanding Principal Balance and all other amounts due and payable to Lender and Borrower under the Loan Documents (including without limitation, their Advance Percentage of the Fee Owner Exit Fee);

(5) Funds deposited in accordance with Section 7.4(v) of the Underlying Loan Agreement shall be disbursed to Lender to pay the Call Protection Payment and to Borrower to pay the TPG Call Protection Payment;

(6) Funds deposited in accordance with Section 7.4(vi) of the Underlying Loan Agreement shall be disbursed first, Lender for any other amounts then due under the Loan Documents and second to Borrower for any other amounts then due to Borrower under the Underlying Mortgage Loan Documents; and

(7) The balance, if any, to Fee Owner to the extent required by the Underlying Mortgage Loan Documents.

(c) Upon the occurrence of a Fee Owner Event of Default, on each Payment Date, Borrower hereby authorizes Lender to disburse all funds deposited into the Cash Management Account in accordance with the below:

(1) First, to Lender for any Defaulted Amount funded by Lender and Protective Advances funded solely by Lender and any costs, fees or expenses then-due in accordance with the Loan Documents (except for any amounts payable pursuant to clauses (2) through (7) of this Section 6.1(c));

(2) Second, to Lender to pay Interest Charges and the Lender Non-Utilization Fee;

(3) Third, to Lender to pay the Outstanding Principal Balance and all other amounts due and payable to Lender under the Loan Documents;

(4) Fourth, to Borrower to pay Underlying Interest Charges (calculated without taking into account any default rate of interest) and the TPG Non-Utilization Fee;

(5) Fifth, to Borrower to pay the TPG Outstanding Principal Balance;

(6) Sixth, on a pro rata and pari passu basis to Lender and Borrower to pay its Percentage of any default interest, late charges, exit fees and/or extension fees received from Fee Owner;

(7) Seventh, to Lender to pay the Call Protection Payment (if applicable) and then to Borrower to pay the TPG Call Protection Payment; and

(8) The balance, if any, to Fee Owner to the extent required by the Underlying Mortgage Loan Documents.

(d) Upon the occurrence and during the continuance of an Event of Default, Borrower shall cease exercising any unilateral control of the Underlying Mortgage Loan Reserve Accounts and the Unit Sale Contract Deposits and shall cause control of the Underlying Mortgage Loan Reserve Accounts to be transferred to Lender. Upon and after such transfer of control, Lender shall hold and administer the Underlying Mortgage Loan Reserve Accounts and Unit Sale Contract Deposits in accordance with the terms and conditions of the Underlying Loan Agreement.

Section 6.2. Security Interest in Reserves and Accounts.

(a) To the greatest extent not prohibited by Legal Requirements, as additional security for the payment and performance by Borrower of all duties, responsibilities and obligations under the Note and the other Loan Documents, Borrower hereby unconditionally and irrevocably assigns, conveys, pledges, mortgages, transfers, delivers, deposits, sets over and confirms unto Lender, and hereby grants to Lender a security interest in each of the Borrower’s Deposit, the Shortfall Deposit, the Underlying Mortgage Loan Reserve Accounts, the Escrow Deposit Account, the Collection Account, Clearing Account, the Cash Management

Account, any sub-accounts and any account holding the Proceeds (collectively, the “Accounts”) and the Unit Sale Contract Deposits, including, without limitation, (i) all insurance on said accounts, (ii) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (iii) all sums now or hereafter therein or represented thereby, (iv) all replacements, substitutions or proceeds thereof, (v) all instruments and documents now or hereafter evidencing the Accounts, (vi) all powers, options, rights, privileges and immunities pertaining to the Accounts (including the right to make withdrawals therefrom); and (vii) all proceeds of the foregoing. BORROWER HEREBY INDEMNIFIES AND HOLDS LENDER HARMLESS WITH RESPECT TO ANY LOSS REGARDING AMOUNTS ON DEPOSIT IN THE ACCOUNTS, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LENDER. Borrower hereby knowingly, voluntarily and intentionally stipulates, acknowledges and agrees that the advancement of the funds from the Accounts as set forth herein is at Borrower’s direction and is not the exercise by Lender of any right of set off or other remedy upon a Default or Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower shall not be entitled to disbursements from the Accounts and provided a Fee Owner Default or Fee Owner Event of Default has not occurred and is not continuing under the Collaterally Assigned Underlying Loan Documents, Lender shall, without notice or demand on Borrower, make disbursements directly to the Fee Owner in accordance with the Collaterally Assigned Underlying Loan Documents. No such use or application of the funds contained in the Accounts shall be deemed to cure any Default or Event of Default hereunder or under the other Loan Documents.

(b) To the extent control of the Underlying Mortgage Loan Reserve Accounts and any Unit Sale Contract Deposits is transferred to Lender in accordance with Section 6.1(d) and to the greatest extent not prohibited by Legal Requirements:

(1) The Accounts and the Unit Sale Contract Deposits shall be solely for the protection of Lender and entail no responsibility on Lender’s part beyond the payment of the respective costs and expenses in accordance with the terms thereof and beyond the allowing of due credit for the sums actually received and application of Unit Sale Contract Deposits in accordance with the Underlying Loan Agreement and applicable laws. Upon assignment of this Agreement by Lender, any funds in the Accounts and the Unit Sale Contract Deposits shall be turned over to the assignee and any responsibility of Lender, as assignor, with respect thereto shall terminate. The Accounts shall not, unless otherwise explicitly required by the Underlying Loan Documents or applicable law, be or be deemed to be escrow or trust funds, but shall be held by Lender in a separate account. Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Accounts and Unit Sale Contract Deposits has been duly authorized to do so. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct. Upon full payment of the Indebtedness secured hereby in accordance with the terms of the Loan Documents (or if earlier, the completion of the applicable conditions to release of each Account to Lender’s satisfaction) or at such earlier time as Lender may elect, the balance in the Accounts then in Lender’s possession shall be paid over to Borrower and no other party shall have any right or claim thereto.

(2) Provided Borrower has satisfied the conditions to disbursement of the Accounts pursuant to this Agreement, Lender shall disburse such amounts from the Accounts within the time periods required for disbursement of funds to Fee Owner pursuant to the Collaterally Assigned Underlying Loan Documents and this Agreement. Upon the occurrence and during the continuance of an Event of Default together with a Fee Owner Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Accounts to the payment of the Indebtedness in any order in its sole discretion to the extent permitted by applicable laws.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) Borrower shall fail, refuse or neglect to pay, in full, any installment or part of the Indebtedness as and when the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise; provided, however, that a failure by Borrower to pay a regularly scheduled monthly payment due pursuant to the Note shall not constitute an “Event of Default” hereunder unless such failure continues for at least ten (10) days after the due date thereof;

(b) Borrower shall fail, refuse or neglect, or cause others to fail, refuse or neglect to comply with, perform and discharge fully and timely any of the Obligations as and when called for; provided, however, that a failure by Borrower to timely satisfy an Obligation shall not constitute an “Event of Default” hereunder if (i) such failure does not constitute an Event of Default pursuant to any other subsection of this Section 7.1 other than this Subsection (b), and (ii) such failure is fully cured by Borrower on or before the expiration of the Cure Period (hereinafter defined). As used in this Subsection 7.1(b), the term “Cure Period” means a thirty (30) day period commencing upon Lender’s written notice to Borrower of Borrower’s failure to satisfy the subject Obligation; provided, however, if (1) the subject failure is, by its nature, not readily susceptible to cure within thirty (30) days, and (2) Borrower commences such cure process within the initial thirty (30) day period and thereafter diligently proceeds to cure the same to completion then such initial thirty (30) day period shall be extended one-time only for another ninety (90) days;

(c) Any representation, warranty or statement made by Borrower or Guarantor in, under or pursuant to the Loan Documents or in, under or pursuant to any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness (including, without limitation, Draw Requests) is determined by Lender to be false or misleading in any material respect as of the date hereof or thereof or shall become so at any time prior to the repayment in full of the Indebtedness except to the extent that (y) such misrepresentation was not intentional or otherwise known to Borrower or Guarantor to be false or misleading when made, remade or deemed remade and (z) either (I) in Lender’s sole determination such misrepresentation has no material adverse effect on Lender, the value of the Loan or the Collateral or (II) such misrepresentation can be cured and is diligently and expeditiously cured in connection herewith (provided that to the extent such cure is (A)

monetary in nature, such cure must be completed within five (5) Business Days of Borrower obtaining knowledge thereof, and (B) non-monetary in nature, such cure must be commenced within twenty (20) days of Borrower obtaining knowledge thereof, diligently pursued, and completed within sixty (60) days of Borrower obtaining knowledge thereof);

(d) Borrower shall default or commit an event of default under and pursuant to any other mortgage, deed of trust, security agreement or other lien or security instrument (which is not a Loan Document) which covers or affects any part of the Collateral that is continuing beyond any applicable notice and grace period;

(e) Borrower (i) shall execute an assignment for the benefit of creditors or an admission in writing of Borrower’s inability to pay, or Borrower’s failure to pay, its debts generally as such debts become due; (ii) shall allow the levy against the Collateral or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within sixty (60) days after the levy; (iii) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Collateral or any part thereof, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending, any of the rights or powers of Lender granted in the Note, herein or in any Loan Document; or (vi) allows the filing of a petition, case, proceeding or other action against Borrower as a debtor under any Debtor Relief Law or seeks the appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Collateral, or any part thereof, or of any significant part of Borrower’s other property, and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days following the date such petition, case, proceeding or other action was filed;

(f) Borrower shall dissolve, terminate or liquidate or merge with or be consolidated into any other entity, except in the event of a Qualifying IPO;

(g) Borrower creates, places, or permits to be created or placed or, through any act or failure to act, acquiesces in the placing of, or allows to remain, (i) any Subordinate Assignment, regardless of whether such Subordinate Assignment is expressly subordinate to the liens or security interests of the Loan Documents, with respect to the Collateral and/or (ii) any subordinate financing which is secured by the limited liability company interests in Borrower;

(h) A Disposition (other than a Permitted Disposition) without the prior written consent of Lender;

(i) Intentionally Omitted;

(j) Borrower’s failure to remit, or cause Servicer to remit, to Lender Net Sales Proceeds and Gross Revenue in accordance with Section 5.16 hereof;

(k) The occurrence of any event referred to in Sections 7.1(e) and (f) hereof with respect to any Guarantor or other Person obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Person were the “Borrower” in such Sections);

(l) The continuance of any other event of default (which would entitle Lender to exercise any remedy) in any of the Loan Documents;

(m) Any or all of the Loan Documents are determined to be invalid, unenforceable and/or not binding on the Borrower and/or Guarantor, as applicable and the same has not been cured within three (3) Business Days of Borrower obtaining knowledge that such Loan Document became invalid, unenforceable and/or not binding on Borrower and/or Guarantor;

(n) Guarantor shall fail to pay when due any principal of or interest on any debt (other than the Indebtedness) in excess of $15,000,000 or the maturity date of any such debt shall have been accelerated;

(o) Borrower fails to make any deposit required pursuant to Section 3.6 hereof;

(p) Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.15;

(q) Guarantor fails to satisfy the Guarantor Financial Covenants; and/or

(r) Borrower’s failure to comply with the terms of Article X hereof; and/or

(s) Borrower’s failure to make (x) Advances as required in Section 5.17 or (y) Required Protective Advances as required in Section 10.5 hereof.

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, Lender shall have the immediate right, at the sole discretion of Lender and without notice, presentment for payment, demand, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or any other action (ALL OF WHICH BORROWER HEREBY EXPRESSLY WAIVES AND RELINQUISHES) (i) to declare the entire unpaid balance of the Indebtedness (including the Outstanding Principal Balance, including all sums advanced or accrued hereunder or under any other Loan Document, and all accrued but unpaid interest thereon) at once immediately due and payable (and upon such declaration, the same shall be at once immediately due and payable) and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity; (ii) to commence an action to foreclose any liens and security interests securing payment thereof (including any liens and security interests covering any portion of the Collateral); and (iii) to exercise any of Lender’s other rights, powers, recourses and remedies under this Agreement, under any other Loan Document or at law (including, without limitation, under the Code) or in equity, and the same (a) shall be cumulative and concurrent, (b) may be pursued separately, singly, successively or concurrently against Borrower or others obligated for the repayment of the Note or any part hereof, or against any one or more of them, or against the Collateral, at the sole discretion of Lender, (c) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise, discontinuance of the exercise of or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. All rights and remedies of Lender hereunder and under the other Loan Documents shall extend to any period after the initiation of foreclosure proceedings, judicial or otherwise, with respect to the Collateral or any portion of either. If the Indebtedness, or any part hereof, is collected by or through an attorney at law, Borrower agrees to pay all out-of-pocket costs and expenses of collection, including Lender’s reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Agreement. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default described in Sections 7.1(e) or (k), all amounts due under the Loan Documents automatically and immediately shall become due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of any kind (ALL OF WHICH BORROWER HEREBY EXPRESSLY WAIVES AND RELINQUISHES).

(b) If Borrower fails to fund all or any portion of TPG’s Advance Percentage of any Total Loan Advance and/or a Protective Advance on or before the time required pursuant to this Agreement or the Underlying Loan Agreement, as applicable (the aggregate amount which Borrower fails to pay or fund is referred to as the “Defaulted Amount”), then, in addition to the rights and remedies that may be available to Lender at Law and in equity, Lender shall be entitled (but shall not be obligated) to fund the Defaulted Amount, and, solely with respect to a Defaulted Amount resulting from Borrower’s failure to fund all or any portion of TPG’s Advance Percentage of any Total Loan Advance and/or a Required Protective Advance (as opposed to an Elective Protective Advance), collect interest at the Default Rate on the Defaulted Amount from the Borrower (after crediting all interest actually paid by Borrower and/or Fee Owner on the Defaulted Amount from time to time) from amounts otherwise payable to Lender for the period from the date on which the payment was due until the date on which payment is made. Upon funding of any Defaulted Amount, such Defaulted Amount shall be added to the Loan Amount and Lender’s Percentage shall be adjusted accordingly.

Section 7.3. Lender’s Offset Rights. Without limitation to the foregoing, Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to any person or entity (and Borrower hereby expressly waives any such notice) to the fullest extent permitted by law, set-off and apply any and all monies, securities and other properties of Borrower now or in the future in its possession, custody or control, or on deposit with or otherwise owed to Borrower by Lender including funds in all Accounts (provided that the Underlying Mortgage Loan Reserves shall be specifically excluded unless a Fee Owner Event of Default shall exist), including all Reserves or such other monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise, against any and all of Borrower’s obligations to Lender now or hereafter existing under this Agreement, irrespective of whether Lender shall have made any demand under this Agreement. Lender agrees to use reasonable efforts promptly to notify Borrower after any such set-off and application, provided that failure, to give or delay in giving any such notice shall not affect the validity of such set-off and application or impose any liability on Lender. Rights given to Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have under this Agreement.

Section 7.4. Exercise of Rights and Remedies. All rights and remedies of Lender hereunder or under the Note or under any other Loan Document shall be separate, distinct and cumulative and no single, partial or full exercise of any right or remedy shall exhaust the same or preclude Lender from thereafter exercising in full or in part the same right or remedy or from concurrently or thereafter exercising any other right or remedy which Lender may have hereunder, under the Note or any other Loan Document, or at law or in equity, and each and every such right and remedy may be exercised at any time or from time to time.

Section 7.5. Legal Proceedings. Lender shall have the right to commence, appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith pay necessary expenses, employ counsel and pay its reasonable fees. Any such expenditures shall be considered additional Advances hereunder, shall bear interest at the rate payable under the Note for past due payments, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE VIII

LENDER’S DISCLAIMERS - BORROWER’S INDEMNITIES

Section 8.1. No Obligation by Lender to Construct or Operate. Lender has no liability or obligation whatsoever or howsoever in connection with the Collateral, Mortgaged Property or the development, construction, completion or operation thereof or work performed thereon, and has no obligation except to disburse the Loan proceeds as herein agreed. Lender is not obligated to inspect the Improvements nor is Lender liable, and under no circumstances whatsoever shall Lender be or become liable, for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect or insure the Mortgaged Property, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of Borrower or Guarantor to Lender nor to any other Person without limitation. Nothing, including any disbursement of Loan proceeds or Borrower’s Deposit or Shortfall Deposit nor acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, on Lender’s part. EXCEPT FOR THOSE COSTS, EXPENSES OR LIABILITIES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER AS DETERMINED BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION, BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD LENDER HARMLESS FROM AND AGAINST ANY COST, EXPENSE OR LIABILITY (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED OR SUFFERED BY LENDER AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY OBLIGATION OR RESPONSIBILITY OF LENDER FOR THE MANAGEMENT, OPERATION AND CONDUCT OF THE BUSINESS AND AFFAIRS OF BORROWER OR GUARANTOR, OR AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY LIABILITY OR RESPONSIBILITY OF LENDER FOR THE PAYMENT OR PERFORMANCE OF ANY INDEBTEDNESS OR OBLIGATION OF BORROWER OR GUARANTOR.

Section 8.2. INDEMNITY BY BORROWER. EXCEPT FOR THOSE LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES, THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, ITS AFFILIATES, AGENTS OR REPRESENTATIVES AS DETERMINED BY A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION, BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OUT-OF-POCKET COSTS AND EXPENSES ARISE FROM OR RELATE TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. WITHOUT INTENDING TO LIMIT THE REMEDIES AVAILABLE TO LENDER WITH RESPECT TO THE ENFORCEMENT OF ITS

INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY LOAN DOCUMENT, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF LENDER IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHICH LENDER REASONABLY BELIEVES COULD INVOLVE OR LEAD TO SOME LIABILITY OF LENDER, BORROWER SHALL, IMMEDIATELY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING REASONABLE LEGAL FEES AND COURT COSTS INCURRED IN CONNECTION THEREWITH. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER SHALL ASSUME IN FULL THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING; AND BORROWER SHALL IMMEDIATELY REPAY TO LENDER, IN CASH AND NOT WITH PROCEEDS OF THE LOAN, THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE OF INTEREST PAYABLE UNDER THE NOTE FROM THE DATE OF SUCH PAYMENT. LENDER SHALL HAVE THE RIGHT TO JOIN BORROWER AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER A PARTY DEFENDANT TO ANY SUCH ACTION.

Section 8.3. No Agency. Nothing herein shall be construed as making or constituting Lender as the agent of Borrower or Fee Owner in making payments pursuant to any construction contracts or subcontracts entered into by Fee Owner for any construction work at the Mortgaged Property or otherwise. The purpose of all requirements of Lender hereunder is solely to allow Lender to check and require documentation (including lien waivers) sufficient to protect Lender and the Loan contemplated hereby. Borrower shall have no right to rely on any procedures required by Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Survival of Obligations. This Agreement and each and all of the Obligations shall survive the execution and delivery of the Loan Documents and the consummation of the Loan and shall continue in full force and effect until the Indebtedness shall have been paid in full in accordance with the terms of the Loan Documents and Borrower shall have performed each and every one of the Obligations; provided, however, that nothing contained in this Section shall limit the obligations of Borrower or Guarantor as otherwise set forth herein.

Section 9.2. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given (i) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee or (iv) with respect to routine non-material notices, by electronic mail to a recipient identified by Lender (provided that such notice shall not be deemed given if the sender of the same receives a reply indicating that the message was not delivered to any of its intended recipients or that such intended recipient is out of the office). Notice so mailed shall be effective upon two (2) Business Days’ following its deposit (properly addressed) with the United States Postal Service or any successor thereto; notice given by personal delivery shall be effective only if and when received by the addressee; notice sent by a reputable commercial delivery service shall be effective upon the transmitting parties’ receipt of written verification of delivery from such reputable commercial delivery service at the proper address indicated hereinbelow; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth below:

If to Lender:	Bank of the Ozarks
8201 Preston Road
Suite 700
Dallas, Texas 75225
Attn: Brannon Hamblen
Email: ########@bankozarks.com
With a copy to:	Bank of the Ozarks
6th and Commercial
P.O. Box 196
Ozark, Arkansas 72949
Attn: Regina Barker
With a copy to:	Riemer & Braunstein LLP
Times Square Tower
7 Times Square, Suite 2506
New York, New York 10036
Attn: Erik F. Andersen, Esq.
Email: #########@riemerlaw.com
If to Borrower:	c/o TPG Real Estate Finance Trust, Inc.
888 7th Avenue
New York, New York 10106
Attention: Ian McColough, Jason Ruckman and Deborah Ginsberg
Email: ##########@tpg.com
########@tpg.com
#########@tpg.com
With a copy to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel Stanco, Esq.
Email: #############@ropesgray.com

Any of the foregoing parties shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth herein.

Section 9.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, Borrower and Lender, and their respective successors and assigns; provided, however, that Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of Lender, except as expressly set forth below.

(a) Participation and Assignment.

(1) Lender may, at any time and from time to time, sell or grant, without prior notice to or the consent of Borrower, to any Eligible Transferee (other than to a Prohibited Transferee as set forth in Section 9.3(d)) participations in all or any part of the Loan, the Loan Documents, any Advance, or all or part of the Note. Any participant shall be entitled to receive and rely on all information received by Lender regarding the Collateral, Mortgaged Property, Fee Owner, Underlying Mortgage Guarantors, Borrower, any of its principals and any of the Guarantors, including (without limitation) information required to be disclosed to a participant pursuant to any applicable banking regulations. If Lender shall sell or grant any participation: (i) Lender shall retain its right and responsibility to enforce the Obligations of Borrower relating to the Loan, including the right to approve any amendment, modification or waiver of any provision of this Agreement, and to grant or withhold consents and approvals, in accordance with the terms of this Agreement, (ii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (iii) Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any participant of which Borrower shall have received written notice may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such participant were a direct holder of Loans.

(2) Subject to Section 9.3(d), Lender may at any time and from time to time, assign to any Eligible Transferee (but not any other Person unless (x) the Loan is fully Advanced, (y) the Borrower and/or Fee Owner has cancelled and/or waived any unfunded future Advances or Underlying Mortgage Loan Advances, respectively, or (z) an Event of Default exists, and in any such case, Lender shall have the unfettered right to make assignments of all or a portion of the Loan to any Person), all or a part of its rights and obligations under the Loan Documents. In the case of such an assignment, the assignee (“Assignee”) shall, to the extent of such assignment, have the same rights, benefits and obligations as it would if it were the Lender hereunder and the Lender shall be relieved of its obligations hereunder to the extent of the interest so assigned and expressly assumed in writing by Assignee. For the purposes of clarification, during an Event of Default, Lender shall be entitled to assign, syndicate, or participate all or any portion of the Loan to any Person, including a Prohibited Transferee. In the case of a partial assignment, Borrower shall be entitled to deal with Lender as the exclusive representative of the lenders on all matters relating to the Loan. Any Assignee shall be entitled to receive and rely on all information received by Lender regarding the Collateral, Mortgaged Property, Fee Owner, Underlying Mortgage Guarantors, Borrower, any of its principals and any of the Guarantors, including (without limitation) information required to be disclosed to an Assignee pursuant to any applicable banking regulations. Borrower will use its reasonable efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect any such assignment including assisting in the preparation of appropriate disclosure documents or modifying this Agreement to further reflect an agency relationship between Lender and other institutions.

(b) Disclosure to Assignees. Lender may, in connection with any assignment or participation or proposed assignment or participation of the Loan as described above, but subject to any disclosure or confidentiality provisions set forth in the Underlying Mortgage Loan Documents, disclose to the Assignee or participant or proposed Assignee or participant, any information relating to Borrower or Guarantor furnished to Lender in the course of the transactions described herein. Borrower will be responsible for the accuracy and completeness of any materials furnished by Lender to any actual or prospective Assignee or participant exactly as if such Assignee or participant were the original “Lender” under this Agreement.

(c) Further Assurances. Borrower agrees to cooperate with Lender at Borrower’s sole expense in connection with any proposed participation or assignment and to provide, upon reasonable request and written notice from Lender, all reasonable assistance requested by Lender and each proposed Assignee in connection therewith, including without limitation: (i) the execution of such documents as Lender or any Assignee may reasonably require, consistent with the provisions of this Agreement; (ii) the participation by representatives of Borrower in meetings or conference telephone calls with Lender, any assigning lender or any proposed Assignees; and (iii) the execution of amendments to any Loan Documents required in connection with any assignment that are reasonably required in connection therewith (including, without limitation, severances, substitutes and replacements of the Note for Lender and such assignee(s)), provided that no such amendments will modify the material terms of any of the Loan Documents or materially impair the rights of Borrower under any such Loan Documents.

(d) Prohibited Transferees. Provided that no Event of Default exists, Lender shall not assign, syndicate, or participate all or any portion of the Loan or any interest therein to (x) any of the parties listed on Schedule 9.3 hereof or (y) a Prohibited Sponsor Transferee (collectively, “Prohibited Transferees”). During an Event of Default, Lender shall be entitled to assign, syndicate, or participate all or any portion of the Loan to any Person.

Section 9.4. Reliance by Lender. Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.

Section 9.5. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgment of, or on behalf of, each of the parties hereto. Any signature and acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures and acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature and acknowledgment pages. This Agreement may be transmitted and/or signed by facsimile or e-mail transmission (e.g., “pdf” or “tif”). The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all parties to the this Agreement. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or e-mail document or signature.

Section 9.6. APPLICABLE LAW. IT IS ACKNOWLEDGED AND AGREED THAT THE NEGOTIATIONS WITH RESPECT TO THE LOAN DOCUMENTS AND THE TRANSACTION EVIDENCED HEREBY WERE UNDERTAKEN IN THE STATE OF NEW YORK. IT IS THE INTENTION OF BORROWER AND LENDER THAT THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAWS OR CONFLICT OF LAWS RULES) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN THE STATE OF NEW YORK. IT IS FURTHER AGREED THAT APPROPRIATE VENUE IN ANY DISPUTE OCCURRING RELATIVE TO THE LOAN DOCUMENTS, WHETHER IN FEDERAL OR STATE COURT, SHALL BE IN NEW YORK COUNTY, NEW YORK.

Section 9.7. Headings. The Article, Section and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Articles, Sections or Subsections.

Section 9.8. Controlling Agreement. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable New York law governing the maximum rate or amount of interest payable on the Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under New York law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents; (ii) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note and/or the Loan; or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Indebtedness and/or the Loan, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Indebtedness (or, if the Indebtedness has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Indebtedness has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Loan shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or the Loan (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Indebtedness for so long as debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 9.9. Controlling Document. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

Section 9.10. Construction of Agreement. All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term, whether such is singular or plural in nature, as the context may suggest or require.

Section 9.11. Counting of Days. If any time period referenced hereunder ends on a day other than a Business Day, such time period shall be deemed to instead end on the immediately succeeding Business Day.

Section 9.12. Recording. Borrower covenants not to record this Agreement, the Note or the Guaranty in the real property records of the county where all or any part of the Mortgaged Property is located. Borrower and Lender agree that the Collateral Assignment shall be recorded in the real property records of the county or counties where all or any part of the Mortgaged Property is located. Nothing herein shall be deemed to prohibit Lender from (a) making any of the Loan Documents a matter of public record in any court proceeding seeking the enforcement of the Loan Documents, (b) making any other public filing or disclosure of the Loan Documents necessary for the enforcement of the Loan Documents, or (c) making any other public filing or disclosure required by applicable law or order of an applicable Governmental Authority.

Section 9.13. WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 9.14. NOTICE OF INDEMNIFICATION. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTIONS 5.9, 6.2, 8.1 AND 8.2 HEREOF, WHICH PROVISIONS, IN CERTAIN INSTANCES, INCLUDE BORROWER’S INDEMNIFICATION OF LENDER AGAINST LENDER’S OWN NEGLIGENCE.

Section 9.15. NO ORAL AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions hereof and the other Loan Documents may be amended or waived only by an instrument in writing signed by Borrower and Lender.

Section 9.16. Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media which refers to the Loan, the Loan Documents (or the financing evidenced thereby) or Lender or any of its Affiliates shall be subject to the prior reasonable approval of Lender. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, which describe the Loan, Borrower or any Affiliates of Borrower in general terms. Notwithstanding the foregoing, any press releases, advertisements and other promotional materials of Lender that describes the Loan, TPG, TPG Agent, Borrower or any of their Affiliates in detail shall be subject to the prior reasonable approval of Borrower.

Section 9.17. Recourse Limitation. Borrower hereby acknowledges and agrees that the Obligations and Indebtedness are, and are intended to be, recourse to Borrower, provided, however, no personal liability in respect of the Obligations or the Indebtedness in connection with the Loan shall be asserted, sought, obtained or enforceable by Lender from or against: (a) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower (except to the extent set forth in a separate agreement given by any such Person in connection with the Loan including, without limitation, the Guaranty) or (b) any direct or indirect partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of Borrower.

ARTICLE X

AFFIRMATIVE RIGHTS, OBLIGATIONS AND NEGATIVE COVENANTS

Section 10.1. Affirmative Covenants. With respect to the Collaterally Assigned Underlying Loan Documents, Borrower hereby agrees it will, or will cause Servicer to:

(a) deliver to Lender each of the foregoing:

(1) within five (5) Business Days of receipt or issuance, as applicable, a copy of any and all notices received by Borrower or any of its Affiliates from Fee Owner or Underlying Mortgage Guarantors, any of their Affiliates or any other Person with respect to any of the Collaterally Assigned Underlying Loan Documents, the Mortgaged Property, the Collateral, the Fee Owner, the Underlying Mortgage Guarantors or any or all of them and a copy of any material notice provided by Borrower to Fee Owner or the Underlying Mortgage Guarantors, or any other Person with respect to any of the Collaterally Assigned Underlying Loan Documents or the Mortgaged Property;

(2) within five (5) Business Days of receipt, copies of any and all documents, reports, inspections or notices received by Borrower or any of its Affiliates with respect to the Mortgaged Property, including, without limitation, tax statements, assessments, notices of violation, notices of rezoning, rent rolls, operating statements, annual balance sheets, annual budgets and any other financial information provided by Fee Owner or Underlying Mortgage Guarantors to Borrower in accordance with the provisions of Section 5.1.12 of the Underlying Loan Agreement or the provisions of the Underlying Guaranties, or any other relevant notices;

(3) within two (2) Business Days after receipt, copies of all Fee Owner Draw Requests;

(4) within three (3) Business Day after receipt, copies of all requests for consents or waivers requiring Lender’s approval pursuant to the provisions of this Article X, together with any supporting documentation received;

(5) within three (3) Business Days after receipt or knowledge thereof, copies of any and all notices received by or on behalf of Fee Owner which allege that Fee Owner is in default under the Condominium Documents; and

(6) simultaneous with the delivery to Fee Owner, copies of notices of a Fee Owner Default or Fee Owner Event of Default, any foreclosure notice or other material correspondence provided to Fee Owner.

Notwithstanding the foregoing, if Borrower is seeking Lender’s approval, satisfaction, consent or determination in connection with a request by Fee Owner under the Underlying Loan Documents and Borrower is required to respond to Fee Owner in a shorter time period than the delivery requirements set forth in this Section 10.1(a), then the time periods set forth herein shall be shortened such that Lender shall be entitled to receipt of such materials no less than two (2) Business Days prior to Borrower’s required response date.

(b) at no cost or expense to Lender and subject to requirements set forth in Section 10.6, diligently enforce the performance and observance of each and every material condition and covenant of Fee Owner and Underlying Mortgage Guarantors under the Collaterally Assigned Underlying Loan Documents, including but not limited to, the obligation to make payments in accordance with the Underlying Mortgage Note and the Underlying Loan Agreement and the covenants pertaining to the ownership, construction, operation and maintenance of the Mortgaged Property;

(c) if requested by Lender, cause Fee Owner to permit Lender and its agents, representatives and employees, to inspect the Mortgaged Property at all reasonable times, with or without prior notice to Borrower or Fee Owner; and

(d) assist and cooperate, and use its reasonable efforts to cause Fee Owner to assist and cooperate, with Lender in any manner reasonably requested by Lender to carry out more effectively the purposes of the Loan Documents.

Section 10.2. Negative Covenants. With respect to the Collaterally Assigned Underlying Loan Documents, Borrower hereby agrees it will not, without the express prior written consent of Lender (which, if Borrower’s consent is required under the Collaterally Assigned Underlying Loan Documents and Borrower is required to be reasonable thereunder, Lender’s consent shall not be unreasonably withheld):

(a) consent to or enter into any of the following amendments, modifications, or other document relevant to the Collaterally Assigned Underlying Loan Documents in connection with any of the following matters:

(1) increasing the amount of the Underlying Mortgage Loan;

(2) amending the interest rate, default interest rate or other material monetary obligations set forth in the Collaterally Assigned Underlying Loan Documents (including, without limitation the Extension Fee (as defined in the Underlying Loan Agreement), the Return Differential (as defined in the Underlying Loan Agreement), the Non-Utilization Fee (as defined in the Underlying Loan Agreement) and the Fee Owner Exit Fee);

(3) amending the maturity date set forth in the Collaterally Assigned Underlying Loan Documents (except an extension granted subject to satisfaction of each of the conditions to extension set forth in Section 2.6 of the Underlying Loan Agreement);

(4) cross-defaulting the Underlying Mortgage Loan;

(5) amending the date of any regularly scheduled payment of Underlying Interest Charges or principal as set forth in the Collaterally Assigned Underlying Loan Documents;

(6) a material amendment or waiver of Section 6.1 of the Underlying Loan Agreement;

(7) a material waiver or amendment to any of the conditions set forth in Section 2.9 and 2.10 of the Underlying Loan Agreement;

(8) a material waiver or amendment to any of the requirements or disbursement conditions set forth in Section 7.1 and 7.2 of the Underlying Loan Agreement;

(b) other than in connection with a Permitted Disposition and a sale of the Underlying Mortgage Loan in accordance with Section 2.3(b)(6), notwithstanding anything to the contrary in the Underlying Loan Agreement, sell or assign any interest whatsoever (including any participation or similar interest) in or to any of the Collaterally Assigned Underlying Loan Documents. For the purposes of clarification, Borrower shall be entitled to sell the Underlying Mortgage Loan provided that prior to the closing of such sale, Borrower provides Lender with a copy of the applicable loan sale agreement (which may be redacted) or such other customary evidence to demonstrate to Lender’s reasonable satisfaction that the proceeds from the intended sale are sufficient, or if not sufficient that Borrower otherwise has the remaining funds (which remaining funds Borrower shall deposit, in escrow, with Lender pending the closing of such sale) necessary to, repay the Indebtedness in full upon the closing of such sale;

(c) provide any consent or approval for which Borrower’s consent or approval is required under the Underlying Mortgage Loan Documents in connection with any of the following matters:

(1) reallocate or apply Contingency and/or determine or approve Cost Savings (as defined in the Underlying Loan Agreement);

(2) approve any material modification of the Business Plan (as defined in the Underlying Loan Agreement), including any zoning reclassification;

(3) modify or amend the Project Budget or the Plans and Specifications (as defined in the Underlying Loan Agreement) (unless (x) in connection with a Permitted Change or a Change Order approved in writing by Lender or (y) the aggregate of all such modifications does not exceed $1,000,000 and does not cause a Shortfall);

(4) approve or waive any modification to the Major Milestones (as defined in the Underlying Loan Agreement) other than on a one (1) time basis for a period not in excess of thirty (30) days;

(5) approve any remedial action required to bring the Project into compliance with applicable Legal Requirements;

(6) approve any Lease greater than 10,000 square feet or that would otherwise have a material impact on the revenue from or value of the Project;

(7) approve payment and performance surety bonds or “Subguard” insurance;

(8) amend or waive any Minimum Release Price;

(9) approve any Major Contractor (including, without limitation, the General Contractor) or the surrender, termination, cancellation, modification, amendment or replacement of the Architect’s Contract, the General Contractor’s Agreement or any Major Contract (each as defined in the Underlying Loan Agreement) or the Development Agreement;

(10) apply any proceeds, rents, collateral, reserves, Shortfall Deposit, Required Release Price or any other collateral held by Borrower when, pursuant to the Underlying Mortgage Loan Documents, Borrower is permitted to apply any such proceeds, rents, collateral, reserves, Shortfall Deposit, Required Release Price, or any other collateral held by Borrower in Borrower’s “sole discretion”;

(11) approve (x) the amendment, surrender, termination, cancellation, modification, assignment, renewal or extension of the Condominium Documents, (y) any material written waiver under the Condominium Documents or (z) the entering into any agreement relating to the management of the Project;

(12) approve the amendment, surrender, termination, cancellation, modification, assignment, replacement, renewal or extension of the Property Management Agreement and/or the Property Manager;

(13) amend or modify any organizational documents of Fee Owner or Sole Member;

(14) determine that the provisions set forth in Sections 5.1.41(h), 6.2.3 and 6.2.4 of the Underlying Loan Agreement have been satisfied;

(15) consent to or approve a Transfer (as defined in the Underlying Loan Agreement) or the incurrence of additional secured or unsecured debt;

(16) waive a “due-on-sale” or “due-on-encumbrance” clause;

(17) consent to an alteration in excess of the Threshold Amount (as defined in the Underlying Loan Agreement); and/or

(18) consent to a modification or amendment of the Servicing Agreement.

(d) accept a letter of credit unless Borrower has (i) caused Lender to have a perfected security interest in such letter of credit in accordance with the terms specified by Lender, (ii) has provided to Lender documentation reasonably acceptable to Lender evidencing Lender’s security interest, (iii) has delivered such letter of credit to Lender, and (iv) has collaterally assigned to Lender all of Borrower’s right, title and interest in and to the letter of credit as additional collateral for the Loan;

(e) release or substitute Fee Owner or Underlying Mortgage Guarantors from the performance or observance of any material obligation, covenant or condition under the Collaterally Assigned Underlying Loan Documents, change the financial covenants applicable to the Underlying Mortgage Guarantors, or release any Collateral;

(f) amend or modify Section 8.1 of the Underlying Loan Agreement, waive any monetary Fee Owner Event of Default in excess of $100,000 or any material non-monetary Fee Owner Event of Default;

(g) other than in accordance with Section 10.6, declare the Underlying Mortgage Note to be immediately due and payable, bring any action to foreclose the lien of the Underlying Mortgage, conduct a foreclosure sale pursuant to a power of sale, accept a deed in lieu of foreclosure, appoint a receiver for the collection of rents or other revenue, file or approve any plan in any bankruptcy proceeding involving Fee Owner, Underlying Mortgage Guarantors or the Mortgaged Property and/or vote on any plan of reorganization or restructuring or similar plan in any bankruptcy or insolvency of Fee Owner, Underlying Mortgage Guarantors or the Mortgaged Property, bring any suit on the Underlying Mortgage Note to collect the debt thereunder or consent to a forbearance agreement. Notwithstanding anything to the contrary contained herein, in no event shall Borrower approve a discounted pay-off of the Underlying Mortgage Loan unless the Indebtedness is paid in full in connection therewith; or

(h) enter into a termination or full or partial release with respect to the Collaterally Assigned Underlying Loan Documents.

Section 10.3. Financial Testing.

(a) Prior to finalizing and informing Fee Owner of the calculations of Loan-to-Value Ratio (specifically in connection with Section 2.6 of the Underlying Loan Agreement and Section 6.2.4(a)(x) of the Underlying Loan Agreement), Borrower shall confirm its calculations with Lender and, to the extent the calculations by Borrower and Lender are different, Borrower covenants and agrees that it shall employ and report Lender’s calculations to Fee Owner.

(b) Notwithstanding anything to the contrary contained in the Collaterally Assigned Underlying Loan Documents, Lender may independently review the amounts deposited and/or required to be deposited in the Underlying Mortgage Loan Reserves. Lender may require that the amounts required to be deposited in the Underlying Mortgage Loan Reserve Accounts by Fee Owner be, and Borrower covenants and agrees to cause such amounts to be, increased or decreased as determined by Lender in its sole but reasonable discretion.

(c) Notwithstanding anything to the contrary contained in the Collaterally Assigned Underlying Loan Documents, Lender may independently review and calculate whether a Shortfall exists. Lender may require that Borrower shall deliver to Fee Owner written notice of the determination of a Shortfall. Borrower covenants and agrees that it shall promptly deliver written notice of such Shortfall to Fee Owner and thereafter enforce the performance and observance by Fee Owner of Section 2.1.13 of the Underlying Loan Agreement.

Section 10.4. Prepayments and Fees. Other than Borrower’s Percentage of the Closing Payment (as defined in the Underlying Loan Agreement), the Extension Fee (as defined in the Underlying Loan Agreement), the TPG Call Protection Payment, the TPG Non-Utilization Fee, Borrower’s Percentage of the Fee Owner Exit Fee and Underlying Mortgage Loan Interest Charges, Borrower shall not be entitled to retain any other sums and/or fees from or on behalf of Fee Owner in excess of its Percentage of such sums and/or fees. In the event (x) Fee Owner prepays the Underlying Mortgage Loan, (y) Borrower is entitled to prepay the Underlying Mortgage Loan using collateral held by Borrower or (z) Borrower receives any other sums and/or fees from or on behalf of Fee Owner, Lender’s Percentage of any such prepayment shall be received and held in trust by Borrower for the benefit of Lender and shall be paid to Lender within two (2) Business Days of receipt or offset, as applicable. All sums received hereby by Lender shall be applied in accordance with Section 2.4 and Section 6.1.

Section 10.5. Protective Advances. In the event of the failure of Fee Owner to pay Taxes or Insurance Premiums (as each are defined in the Underlying Loan Agreement) or any other charges required by the Underlying Mortgage Loan Documents to be paid by Fee Owner that may become liens against the Mortgaged Property or any part thereof (the payment of such Taxes, Insurance Premiums or other charges, a “Required Protective Advance”), or otherwise if determined by Borrower in its reasonable discretion to be commercially prudent in order to construct the Project or preserve the collateral for the Underlying Mortgage Loan or to otherwise protect or enforce Borrower’s liens and security interests under the Underlying Mortgage and other Underlying Mortgage Loan Documents or otherwise to pay for expenditures which are emergency in nature and that the Borrower believes are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property (any such amount, an “Elective Protective Advance”), Borrower shall notify Lender of the amount estimated by Borrower to be required under this Section 10.5, together with supporting documentation related thereto. Additionally, Lender may independently learn and determine that a Required Protective Advance or an Elective Protective Advance is required and may notify Borrower of the amount estimated by Lender to be required under this Section 10.5. In the event of a Required Protective Advance, (x) Borrower shall advance to or on behalf of Fee Owner its Percentage of such Required Protective Advance and (y) Lender shall advance to or on behalf of Fee Owner its Percentage of such Required Protective Advance. In the event of an Elective Protective Advance, Borrower may advance to or on behalf of Fee Owner its Percentage of such Elective Protective Advance. In the event that Borrower does not advance Borrower’s Percentage of such Required Protective Advance and/or Elective Protective Advance within ten (10) days after notification to Lender and/or request from Lender, Lender may, but is not obligated to, make such Required Protective Advance and/or Elective Protective Advance. All Required Protective Advances and charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Section 10.5 with respect to Required Protective Advances, together with interest on those amounts at the Default Rate, from the time paid by the Lender until repaid by the Borrower, are deemed to be principal outstanding under this Agreement and the Note. All Elective Protective Advances and charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Section 10.5 with respect to Elective Protective Advances, together with interest on those amounts, from the time paid by the Lender until repaid by the Borrower, are deemed to be principal outstanding under this Agreement and the Note. Notwithstanding the foregoing, in the event Borrower elects not to make an Elective Protective Advance and Lender makes such Elective Protective Advance, such amounts shall accrue at the non-Default Rate set forth in the Note (unless Borrower collects from Fee Owner interest based on the default rate set forth in the Underlying Loan Documents with respect to such Elective Protective Advance, in which case, such amounts shall accrue at the Default Rate).

Section 10.6. Post-Default Action.

(a) Borrower shall have the right, without the prior consent of Lender, to accelerate the Underlying Mortgage Loan and (x) commence and prosecute a foreclosure proceeding (including the appointment of a receiver or other typical appointments or proceedings) or accept a deed-in-lieu or (y) commence and prosecute a secured party sale of the Pledged

Collateral under the Code or acceptance of the Pledged Collateral (each of which are subject to the remainder of this Section 10.6(a)). Notwithstanding anything herein or in any of the Loan Documents to the contrary, Borrower may not complete a foreclosure action on the Mortgaged Property or secured party sale of the Pledged Collateral under the Code or accept a deed-in-lieu or accept the Pledged Collateral unless and until such time as Borrower (or an Affiliate of Borrower reasonably acceptable to Lender) and a Replacement Guarantor have provided to Lender Replacement Mortgage Documents and Replacement Guaranties reasonably acceptable to Lender such that, simultaneous with any foreclosure or transfer of the Mortgaged Property to Borrower or Borrower’s designee or assignee, and in furtherance of Lender’s commitment to enter into such Replacement Mortgage Documents and convert the Loan in to the Replacement Mortgage Loan:

(1) Lender shall make a new loan to Borrower or Borrower’s designee or assignee in the amount of the Adjusted Loan Balance at the Note Rate (as defined in the Note) and otherwise substantially in the form of the Underlying Mortgage Loan and the Underlying Mortgage Loan Documents (the “Replacement Mortgage Loan”), provided, however, the Replacement Mortgage Loan shall mature on the Replacement Loan Maturity Date. Prior to Lender’s disbursement of any unfunded and available amounts under the Replacement Mortgage Loan, Lender shall have received evidence that Borrower or Borrower’s designee or assignee shall have either contributed to the Mortgaged Property and/or deposited with Lender all Borrower’s Equity. Further, Borrower shall pay to Lender, in cash, a fee equal to the product of one-half of one percent (0.50%) multiplied by the then Adjusted Loan Balance; and

(2) Borrower or Borrower’s designee or assignee shall grant, convey and assign to Lender a first mortgage lien and security interest in and to the Mortgaged Property. Simultaneous with any foreclosure or transfer of the Mortgaged Property or secured party sale or transfer of the Pledged Collateral, (x) Borrower or Borrower’s designee or assignee shall provide the Replacement Mortgage Documents and (y) Replacement Guarantor shall provide the Replacement Guaranties. The Replacement Mortgage Documents and Replacement Guaranties shall be held in escrow and automatically released simultaneously with the consummation of Borrower’s foreclosure action on the Mortgaged Property or secured party sale or transfer of the Pledged Collateral under the Code, and the Replacement Mortgage Documents, together with a termination of the Collateral Assignment, may be recorded by Lender against the Mortgaged Property in Lender’s sole discretion. Borrower hereby agrees to execute, procure and deliver and/or cause to be executed, procured and delivered, the Replacement Mortgage Documents, the Replacement Guaranties and any and all such documents and instruments as Lender may reasonably require to evidence such first lien and security interest, including without limitation, a Loan Policy of Title Insurance insuring the validity and priority of such lien on the Mortgaged Property (unless, as determined by Lender in its sole discretion, the existing mortgage title policy insuring Borrower, as lender, insures Lender as a successor and assign).

(b) Borrower hereby agrees, at the written request of Lender following a Fee Owner Event of Default continuing for sixty (60) days, to diligently pursue its rights and remedies, in law or in equity or otherwise, under the Underlying Guaranties (a “Guaranty Claim”) and Borrower shall promptly pay any sum that is awarded to Borrower in any action brought by Borrower with respect to a Guaranty Claim, and any amount paid in settlement of such claim, (i) if an Event of Default exists or a Guaranty Application Event has occurred, to Lender as additional collateral for the Loan, which may be used by Lender to repay the Indebtedness (unless the payment or use of such sum or amount would be prohibited by the terms of the award granted to Borrower or the settlement of the Guaranty Claim (each as reasonably approved by Lender) or would otherwise violate any applicable requirements of the Underlying Loan Agreement that continue to apply) or (ii) if no Event of Default exists or a Guaranty Application Event has not occurred, (x) with respect to sums recovered from the “Guaranty of Completion”, to Construction Costs (as defined in the Underlying Loan Agreement), (y) with respect to sums recovered from the “Guaranty” and the “Payment Guaranty” (as such terms are defined in the Underlying Loan Agreement), (A) as required pursuant to the Underlying Mortgage Loan Documents and (B) any remainder will be held by Lender as additional collateral while Borrower and Lender determine how to apply such funds and, absent an agreement to the parties within thirty (30) days of receipt of such funds, used by Lender to repay the Indebtedness and (z) with respect to sums recovered from the Underlying Environmental Indemnity Agreement, (A) as required pursuant to the Underlying Mortgage Loan Documents and (B) any remainder will be held by Lender as additional collateral while Borrower and Lender determine how to apply such funds and, absent an agreement to the parties within thirty (30) days of receipt of such funds, used by Lender to repay the Indebtedness. At a foreclosure sale or secured party sale, as applicable, in which there are no third-party bidders, Borrower shall place a credit bid in an amount it shall determine in its commercially reasonable business discretion. Notwithstanding anything to the contrary in the Loan Documents, unless otherwise consented to by Lender (which consent shall be granted or withheld in the sole discretion of Lender), if there are any third-party bidders at such foreclosure sale or secured party sale, as applicable, Borrower shall place a credit bid in excess of the highest third-party bid but in no event shall Borrower be required to place a credit bid in excess of the Indebtedness.

(c) To the extent Borrower elects or proposes a course of action other than (x) accelerating the Underlying Mortgage Loan and commencing and prosecuting a foreclosure proceeding against the Mortgaged Property or (y) a secured party sale of the Pledged Collateral under the Code or acceptance of a deed-in-lieu or acceptance of the Pledged Collateral, then within thirty (30) Business Days after the occurrence of a Fee Owner Event of Default, the Borrower shall deliver to the Lender the Borrower’s proposed course of action (an “Action Plan”) with respect to such Fee Owner Event of Default and shall inform the Lender, from time to time, of any changes thereto. Any Action Plan with respect to a Fee Owner Event of Default shall be subject to the Lender’s approval, in its sole but reasonable discretion, such approval to be granted or withheld within fifteen (15) Business Days of receipt of the Action Plan (or, with respect to any of the actions, decisions or approvals described in Section 10.2(g), to the extent that Borrower is required to take or respond to such actions, decisions or approvals within less than (15) Business Days (a “Shorter Approval Period”), Lender’s approval shall be granted or withheld within such Shorter Approval Period. In no event shall (i) the Lender’s approval of an Action Plan which contemplates any actions, events, circumstances or other matters which go beyond the Maturity Date constitute an extension of the Maturity Date, unless otherwise specifically agreed in writing by the Lender, or (ii) any Fee Owner Event of Default excuse the Borrower from the full and timely payment and performance of all of its Obligations and Indebtedness, including, without limitation, to pay the Indebtedness in full on or before the Maturity Date.

(d) Upon Lender’s approval of an Action Plan (such Action Plan, an “Approved Action Plan”), Borrower shall keep the Lender fully informed of all material developments with respect to an Approved Action Plan, and, upon the Lender’s request, will provide the Lender with updates with respect to all actions and developments with respect to any Approved Action Plan. Further, Borrower shall promptly undertake on a diligent basis the remedial measures set forth in the Approved Action Plan.

(e) At any time subsequent to the occurrence of a Fee Owner Event of Default, Lender shall have the right, by delivering notice to Borrower, to cause Borrower to (i) convene a meeting of Borrower and Lender no sooner than ten (10) Business Days after the date of such notice, (ii) set an agenda of items to be discussed and voted on at such meeting (which items shall be set forth in such written notice), and (iii) cause such items to be discussed and voted on at such meeting.

(f) If (x) Borrower has submitted an Action Plan in accordance with Section 10.6(c) and Lender has not approved such Action Plan within one hundred eighty (180) days immediately following the submission of such Action Plan or (y) a Fee Owner Event of Default has occurred and within thirty (30) Business Days thereafter, Borrower has not commenced a foreclosure proceeding or secured party sale and/or Borrower has not accepted a deed in lieu of foreclosure or consummated an acceptance of Pledged Collateral (unless such Fee Owner Event of Default has been waived by Borrower and such waiver has been approved by Lender), Borrower shall declare the outstanding principal amount of the Underlying Mortgage Loan, all interest thereon, and all other amounts payable under the Underlying Mortgage Loan Documents to be immediately due and payable and shall promptly commence a foreclosure proceeding or third party sale; provided that (i) such action is not stayed by any bankruptcy or insolvency proceeding or any other injunction or court order and (ii) Borrower believes in good faith that such action will not expose Borrower to any liability from any party, including, without limitation, Fee Owner or Lender. If, after commencing such foreclosure proceeding or secured party sale, as applicable, Borrower is directed to cease such action or take another course of action by the Lender, Borrower shall follow such direction, provided that any such cessation shall not continue for a period in excess of thirty (30) days or such longer period as mutually agreed to by the parties, and in any case, the Remedy Extension Period shall be extended by the period of time Borrower is directed to cease such action or until Borrower is directed to take any other action.

[SIGNATURE PAGE FOLLOWS]

EXECUTED to be effective as of the date first written above.

LENDER:

BANK OF THE OZARKS

By:	/s/ Dan Thomas
	Name:	Dan Thomas
	Title:	President – Real Estate
Specialties Group

Signature Page

BORROWER:

TPG RE FINANCE 15, LLC, a Delaware limited liability company

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

Signature Page

List of Attachments:

Schedule 4.8 – Litigation

Schedule 9.3 – Prohibited Transferee

Exhibit A – Draw Request Form

Exhibit B – Underlying Loan Agreement

Exhibit C – Form of Borrower Financial Certification

SCHEDULE 4.8

LITIGATION

None.

EXHIBIT A

Draw Request Form

DRAW REQUEST

Requisition No. [***___ ***]

LENDER: Bank of the Ozarks	BORROWER: TPG RE Finance 15, LLC
DATE: _________	PREMISES: 2200-2200 North Ocean Boulevard Fort Lauderdale, Florida (the Auberge)
PERIOD COVERED: _________ to _________

Pursuant to that certain Loan Agreement, dated as of August 23, 2016, by and between Borrower and Lender (the “Loan Agreement”), Borrower hereby authorizes and requests an Advance in the amount of $         for amounts to be advanced to Fee Owner pursuant to the Underlying Loan Agreement in accordance with the Fee Owner Draw Request attached hereto as Exhibit 1, and the amount of $         for Underlying Mortgage Loan Interest Charges. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Borrower requests that the funds be wired on              [DATE] in accordance with the following wire instructions:

Amount:

Bank:

ABA #:

Account Name:

Account #:

Attention:

In connection with and in order to induce Lender to make the requested Advance, Borrower hereby represents and warrants to Lender that (i) the Fee Owner Draw Request attached hereto is a true, complete, and correct copy thereof to the extent received by Borrower, which Fee Owner Draw Request has been reviewed and approved by Borrower, (ii) all amounts, percentages, calculations, and other information contained in the Fee Owner Draw Request attached hereto is/are true, complete, and correct to the best of Borrower’s knowledge, (iii) to Borrower’s knowledge, no Fee Owner Default or Fee Owner Event of Default exists, (iv) Borrower has previously advanced to Fee Owner the amount requested in any prior Fee Owner Draw Request (but not, for the avoidance of ambiguity, this Fee Owner Draw Request), and (v) the amount of Underlying Mortgage Loan Interest Charges now due and owing is $        .

Very truly yours,

TPG RE FINANCE 15, LLC

By:
Name:
Title:

Exhibit 1

Fee Owner Draw Request

[The Fee Owner Draw Request immediately follows this cover page.]

EXHIBIT B

Underlying Loan Agreement

EXHIBIT C

Form of Certification

Bank of the Ozarks Loan No.:             (the “Loan”)

BORROWER’S CERTIFICATION OF

FINANCIAL INFORMATION

1. The financial statements and other information attached hereto are given to Bank of the Ozarks for the purpose of obtaining credit and the undersigned, on behalf of the borrower (“Borrower”) under the referenced Loan, hereby certifies that same are true and correct in all material respects as of the date thereof, and that no material adverse change has occurred in the condition of the Borrower from the date thereof to the date hereof.

2. The undersigned agrees to notify Bank of the Ozarks promptly in writing of any material adverse change in any of the information contained in this statement or the attachments hereto. If the undersigned fails to notify Bank of the Ozarks of any such change, or if any of the information attached hereto should prove to be inaccurate or incomplete in any material respect, it is acknowledged that such failures shall constitute a default under the terms of the Loan.

Dated:             , 201

BORROWER:

TPG RE FINANCE 15, LLC

By:
Name (Print):
Title: